Exhibit 10.2

DATED	3 MARCH	2015

DEKABANK DEUTSCHE GIROZENTRALE
as Agent
THE ORIGINAL LENDERS AS LISTED IN SCHEDULE 1
as Original Lenders
DEKABANK DEUTSCHE GIROZENTRALE
as Original Hedge Counterparty
DEKABANK DEUTSCHE GIROZENTRALE
as Arranger
DEKABANK DEUTSCHE GIROZENTRALE
as Security Trustee
HINES GREIT II IRELAND FUND PLC, ACTING FOR AND ON BEHALF OF ITS SUB-FUND HINES GREIT II BISHOP FUND
as Borrower

FACILITY AGREEMENT in respect of a term loan of up to €55,200,000 to finance the acquisition of Bishop's Square, Dublin

MATHESON
70 Sir John Rogerson’s Quay
Dublin 2
Ireland

TEL + 353 1 232 2000
FAX + 353 1 232 3333
32318079.9

Contents
Clause	Name	Page
1	Definitions and interpretation	3
2	The Facility	24
3	Purpose of the Facility	25
4	Conditions of Utilisation	25
5	Utilisation	26
6	Repayment	27
7	Prepayment and cancellation	27
8	Interest	31
9	Interest Periods	33
10	Changes to the calculation of interest	33
11	Fees	34
12	Tax gross up and indemnities	35
13	Increased Costs	41
14	Indemnities	42
15	Mitigation	44
16	Costs and Expenses	44
17	Representations and warranties	45
18	Information undertakings	50
19	Financial covenants	53
20	General undertakings	54
21	Property undertakings	58
22	Accounts	67
23	Events of Default and acceleration	69
24	Changes to the Finance Parties	73
25	Changes to the Borrower	78
26	Role of the Administrative Parties	78
27	Conduct of business by the Finance Parties	87
28	Sharing among the Finance Parties	88
29	Payment mechanics	89
30	Set-Off	91
31	Notices	92
32	Calculations and certificates	93
33	Rights of third parties	94
34	Amendments and decisions	94
35	Partial invalidity	95
36	Remedies and waivers	95
37	Disclosure to Securities Exchange Commission	95
38	Counterparts	96
39	Law and jurisdiction	96

DATED    3 March 2015
PARTIES

(1)	DEKABANK DEUTSCHE GIROZENTRALE as agent for the Finance Parties (the “Agent”);

(2)	THE ORIGINAL LENDERS as listed in Schedule 1 (Original Parties ) (the “Original Lenders”);

(3)	DEKABANK DEUTSCHE GIROZENTRALE as counterparty to certain hedging arrangements (the “Original Hedge Counterparty”);

(4)	DEKABANK DEUTSCHE GIROZENTRALE as the mandated arranger of this Facility (the “Arranger”);

(5)	DEKABANK DEUTSCHE GIROZENTRALE as security trustee for the Finance Parties (the “Security Trustee”); and

(6)
HINES GREIT II IRELAND FUND PLC an umbrella type investment company with variable capital and having segregated liability between its sub-funds incorporated under the laws of Ireland (registered number 556792) having its registered office at First Floor, Fitzwilton House, Wilton Place, Dublin 2 acting for and on behalf of its sub-fund HINES GREIT II BISHOP FUND (the “Borrower”).

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
“Acceleration Date” means the date on which the Agent exercises any of its rights under Clause 23.17 (Acceleration ).
“Account Bank” means Allied Irish Banks, p.l.c. or such other bank now or in the future with whom the Borrower nominates that the Accounts are held in accordance with this Agreement.
“Accounts” means the Cure Account, the General Account, the Rent Account and such other accounts maintained by the Borrower under the Finance Documents.
“Account Control Agreement” means the control agreement entered into by the Borrower, the Account Bank, the Agent, the Security Trustee and the Depositary.
“Actual Debt Yield Ratio” means, at any time, the ratio of (i) Actual Net Rent to (ii) the Loan less any amount standing to the credit of the Cure Account, expressed as a percentage.
“Actual Net Rent” means for the relevant Test Period, the aggregate Net Rent received by the Borrower under any Occupational Lease (less Rent comprised in paragraphs (b), (d), (f) and (j) of the definition of Rent and less Rent comprised in paragraph (i) of the definition of Rent to the extent that the payment from the guarantor or surety is not in respect of payments referred to in paragraph (a) of the definition of Rent) multiplied by four.
“Additional Hedge Counterparty” means a bank or financial institution which becomes a Hedge Counterparty after the date of this Agreement.
“Administrative Party” means the Arranger, the Agent or the Security Trustee.
“Advisers” means the persons appointed by the Agent to advise it in connection with matters relating to the Property or the business being run by the Borrower.
“Affiliate” means, in relation to any person, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Alternative Asset Manager” means:

(a)	an Affiliate of Hines; or

(b)	other person approved in writing by the Agent.
“Asset Management Agreement” means any agreement, in form and substance approved by the Agent, between the Asset Manager from time to time and the Borrower appointing the Asset Manager as asset manager of the Property.
“Asset Manager” means Hines.
“Asset Manager Duty of Care Agreement” means the duty of care agreement between the Asset Manager, the Borrower and the Agent in relation to the asset management of the Property.
“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement ) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Availability Period” means the period from and including the date of this Agreement to and including the earlier of the close of business in Dublin on:

(c)	the date falling 10 Business Days after the date of this Agreement; and

(d)	10 March 2015.
“Backstop Required Rating” means in respect of the relevant person, a credit rating (in respect of long term unsecured, unsubordinated and unguaranteed debt obligations and short term unsecured, unsubordinated and unguaranteed debt obligations) of at least:

(a)	“A-” from Standard and Poor’s Rating Services, a division of The McGraw Hill Companies Inc; or

(b)	“A-” from Fitch; or

(c)	A3 by Moody’s,
or (in either case) any relevant successor rating business or any other rating agency selected by the Agent acting reasonably.
“Borrower Party” means any party to any of the Finance Documents other than the Finance Parties.
"Break Costs" means the amount (if any) by which:

(a)
the interest which a Lender would have received excluding the Margin and Mandatory Cost, if any, for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are generally open in Dublin, London or Frankfurt for the conduct of Euro banking business.
“Certificate of Title” means the certificate of title addressed to the Finance Parties in relation to the Property.
“Charged Assets” means each and all of the assets, property, undertaking and other interests from time to time in respect of which a Security Interest has been created or was intended to be created under a Finance Document and the subject matter of each of them.
“Code” means the US Internal Revenue Code of 1986, as amended.
“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite that Lender’s name in Schedule 1 (Original Parties ) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Compensation Prepayment Proceeds” means the proceeds of all compensation and damages for the compulsory purchase of, or any blight or disturbance affecting, the Property.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate ).
“Cure Account” means the deposit account in the name of the Borrower with the Account Bank designated by the Borrower and the Agent as the “Cure Account” and includes any replacement of that Account.
“Debt Yield Ratio” means each of the Projected Debt Yield Ratio and the Actual Debt Yield Ratio.
“Default” means any Event of Default or event or circumstance specified in Clause 23 (Events of Default and acceleration ) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Depositary” means Northern Trust Fiduciary Services (Ireland) Limited, a company incorporated in Ireland with registered number 161386 whose registered office is at George’s Court, 54-62 Townsend Street, Dublin 2.
“Disposal Proceeds” means all capital monies or other sums or other consideration paid or payable in respect of the disposal of the Borrower’s interest in all or part of the Property.
“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party;

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Economic Beneficiary (wirtschaftlich Berechtigter)” has the meaning given to it by Section 1 (6) of the German Money Laundering Act (Gesetz űber das Aufspűren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)).
“Eligible Assignee” means any:

(c)	other Lender;

(d)	Affiliate of a Lender;

(e)	commercial bank headquartered within the European Union;

(f)	other bank, mutual fund or insurance company who is regularly involved in the making, purchasing and investing in real estate loans;

(g)	real estate debt fund which is managed by a bank, mutual fund or insurance company who is regularly involved in the making, purchasing and investing in real estate loans;

(h)	real estate debt fund represented by Deka Immobilien Investment GmbH; and

(i)	person in connection with a pfandbrief issuance in relation to the Finance Documents.
“Environment” means all or any part of land (including any building structure or receptacle in, over or on it), water (including surface, coastal and groundwaters), and air (including the atmosphere within any natural or man-made structure or receptacle above or below ground).
“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.
“Environmental Law” means any Laws relating to the protection or pollution of the Environment, or the prevention of harm to human health and/or the health of other living organisms.
“Environmental Permit” means any Authorisation required under any Environmental Law.
"EURIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for Euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.
“Euro” means the single currency of the Participating Member States.
“Event of Default” means any event or circumstance specified in Clause 23 (Events of Default and acceleration ).
“Excluded Recovery Proceeds” means any proceeds of a Recovery Claim which the Borrower notifies the Agent are, or are to be applied:

(c)	to satisfy (or reimburse the Borrower which has discharged) any liability, charge or claim upon the Borrower by a person which is not the Borrower or an Affiliate of the Borrower; or

(d)	in the replacement, reinstatement and/or repair of assets of the Borrower which have been lost, destroyed or damaged, in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied as soon as possible (but in any event within 10 Business Days, or such longer period as the Majority Lenders may agree) after receipt.
“Facility” means the up to €55,200,000 term loan facility made available under this Agreement as described in Clause 2 (The Facility ).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
"FATCA" means:

(a)	Chapter 4 (which currently includes sections 1471 to 1474) of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
“Fees Letter” means the letter dated on or about the date hereof from the Agent and Arranger to the Borrower and countersigned by the Borrower setting out fees payable by the Borrower to the Agent referred to in Clause 11.1 (Arrangement fee ).
“Finance Document” means each of this Agreement, each Security Document, the Account Control Agreement, each Hedging Arrangement, the Fees Letter, any Asset Manager Duty of Care Agreement, any Managing Agent Duty of Care Agreement, any Hedge Counterparty Accession Agreement, any Transfer Certificate, the Utilisation Request and any other document so designated in writing by both the Borrower and the Agent.
“Finance Party” means an Administrative Party, a Hedge Counterparty or a Lender.
“Financial Indebtedness” means Indebtedness in respect of:

(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)
the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles in the jurisdiction of the relevant person’s incorporation, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent that are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraph (a) to paragraph (h).
“Fitch” means Fitch Ratings Limited and includes any successor to its rating business.
“Fund” means Hines GREIT II Bishop Fund.
“General Account” means the current account in the name of the Borrower with the Account Bank designated by the Borrower and the Agent as the “General Account” and includes any replacement of that Account.
“Hedge Counterparty“ means the Original Hedge Counterparty or an Additional Hedge Counterparty.
“Hedge Counterparty Accession Agreement” means a letter, substantially in the form set out in Schedule 6 (Form of Hedge Counterparty Accession Agreement), with such amendments as the Agent may approve or reasonably require.
“Hedging Arrangement” means any interest hedging arrangement entered into by the Borrower in connection with interest payable under this Agreement.
“Hines” means Hines Real Estate Ireland Limited, a company registered in Ireland with number 511148 whose registered office is at Block B, 10-12 Hogan Place, Dublin 2.
“HJ Lyons Report” means the due diligence report dated 2 January 2015 prepared by Henry J Lyons architects.
“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.
“Indebtedness” means any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent, sole or joint.
“Insolvency” in respect of any person means:

(a)	that person’s bankruptcy, dissolution, liquidation, winding up, examinership or administration or that person entering into any voluntary arrangement or composition with its creditors;

(b)	the appointment of a receiver or administrative receiver in respect of all or part of that person’s assets; and

(c)	any event having a similar effect under the laws of any relevant jurisdiction, and “Insolvent” shall be construed accordingly.
“Insurance Proceeds” means all insurance proceeds which are required to repay the Liabilities in accordance with Clause 21.10(d) (Insurance).
“Interest Payment Date” means, as appropriate:

(a)	25 January, 25 April, 25 July and 25 October in each year; and

(b)	the Repayment Date,
with the first Interest Payment Date being 25 July 2015.
“Interest Period” means each period detailed in accordance with Clause 9 (Interest Periods ) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default Interest).
“Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time for the currency of that Loan.
“Irish Qualifying Lender” means a Lender that is:

(a)	a bank which is licensed (pursuant to section 9 of the Central Bank Act 1971 of Ireland) to carry on banking business in Ireland and which is carrying on a bona fide banking business in Ireland;

(b)	a building society (within the meaning of section 256(1) TCA) which is carrying on a bona fide banking business in Ireland;

(c)
an authorised credit institution (under the terms of Directive 2013/36/EU) which has duly established a branch in Ireland, having made all necessary notifications to its home state competent authorities (as required under Directive 2013/36/EU) in relation to its intention to carry on banking business in Ireland, and such credit institution is carrying on a bona fide banking business in Ireland;

(d)	a body corporate:

(i)
which, by virtue of the law of a Qualifying Jurisdiction, is resident in the Qualifying Jurisdiction for the purposes of tax and that jurisdiction imposes a tax that generally applies to interest receivable in that jurisdiction by companies from sources outside that jurisdiction; or

(ii)	which is a US corporation which is incorporated in the United States and is taxed in the United States on its worldwide income;

(iii)
which is a US limited liability company where (I) the ultimate recipients of the interest would themselves be Qualifying Lenders under sub-paragraphs (i), (ii) or (iv) of this paragraph (d), and (II) business is conducted through the US limited liability company for market reasons and not for tax avoidance purposes; or

(iv)	where the interest:

(A)	is exempted from the charge to Irish income tax under a Tax Treaty in force on the date the interest is paid; or

(B)	would be exempted from the charge to Irish income tax if a Tax Treaty which has been signed but is not yet in force had the force of law on the date the interest is paid, except where, in respect of each of sub-paragraphs (i) to (iv), interest payable to that body corporate in respect of an advance under a Finance Document is paid in connection with a trade or business which is carried on in Ireland by that body corporate through a branch or agency; or

(e)
a body corporate which advances money in the ordinary course of a trade which includes the lending of money where the interest on the advance under a Finance Document is taken into account in computing the trading income of such body corporate and such body corporate has complied with the notification requirements under section 246(5) TCA;

(f)	a qualifying company (within the meaning of section 110 TCA);

(g)	an investment undertaking (within the meaning of section 739B TCA); or

(h)	an Irish Treaty Lender.
“Irish Tax Treaty” means a double taxation treaty into which Ireland has entered which contains an article dealing with interest or income from debt claims.
“Irish Treaty Lender” means a lender which:

(i)	is treated as a resident of an Irish Treaty State for the purposes of an Irish Tax Treaty which makes provision for full exemption from tax imposed by Ireland on interest or income from debt claims;

(j)	does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(k)
fulfils all conditions of the Irish Tax Treaty which must be fulfilled for residents of that Irish Treaty State to be paid interest without the deduction of Irish tax (assuming the completion of any necessary procedural formalities).

“Irish Treaty State” means a jurisdiction which has entered into an Irish Tax Treaty with Ireland which has force of law.
“Law” means any European Community legislation (including any regulation or directive), the common law or laws of Ireland (including subordinate legislation and any order or regulations made under such legislation), by law or order of any court or administrative tribunal which is in force in Ireland.
“Lease Prepayment Proceeds” means any premium or other amount paid to the Borrower in respect of any agreement to amend, supplement, extend, waive, surrender, break or release an Occupational Lease.

“Lender” means:

(a)	any Original Lender; and

(b)	any person which has become a Party in accordance with Clause 24 (Changes to the Finance Parties ), which, in each case, has not ceased to be a Party in accordance with the terms of this Agreement.
“Liabilities” means all monies, obligations and liabilities which shall from time to time (and whether on or at any time after any demand or judgment) be due, owing or incurred from the Borrower to the Finance Parties under the Finance Documents except for any obligation or liability which, if it were so included, would cause that obligation or liability or any Security Interest granted in respect of that obligation or liability to be unlawful or prohibited by any applicable law.
“Liquidity Requirement” means any liquidity, reserve ratio, special deposit or similar requirement (or other requirement having the same or similar purposes) of any Regulatory Authority whether or not having the force of law with which any Lender has complied.
“Loan” means the principal amount of the borrowing made or to be made under the Facility or the principal amount outstanding for the time being of that borrowing.
“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than two thirds of the Facility (or, if the Facility has been reduced to zero, aggregated more than two thirds of the Facility immediately prior to the reduction).
“Management Agreement” means any agreement, in form and substance satisfactory to the Agent (acting reasonably), between the Managing Agent and the Borrower appointing the Managing Agent as managing agent of the Property.
“Managing Agent” means Savills Commercial (Ireland) Limited or any other person approved in writing by the Agent (acting reasonably) to be the managing agent of the Property.
“Managing Agent Duty of Care Agreement” means the duty of care agreement between the Managing Agent, the Borrower and the Agent in relation to the management of the Property.
“Mandatory Cost” means, in respect of any Interest Period or other period and in relation to the Loan or an Unpaid Sum, the rate per annum determined by the Agent to be the cost necessary to compensate the Lenders for the cost from time to time of making or maintaining the Loan or Unpaid Sum for the relevant period by reason of any Liquidity Requirement.
“Margin” means 1.3% per annum.
“Market Value” means the market value as that term is defined in the then current valuation guidance and standards issued by the Royal Institution of Chartered Surveyors and for the avoidance of doubt without any special assumptions as to costs or otherwise.
“Material Adverse Effect” means a material adverse effect on:

(a)	the business or condition of the Borrower;

(b)	the ability of the Borrower to perform its payment obligations under the Finance Documents or comply with its obligations under Clause 19 (Financial covenants );

(c)	subject to the Reservations the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purported to be granted pursuant to any of, the Finance Documents; or

(d)	the rights or remedies of any Finance Party under the Transaction Documents.
“Minimum Required Rating” means in respect of the relevant person, a credit rating (in respect of long term unsecured, unsubordinated and unguaranteed debt obligations and short term unsecured, unsubordinated and unguaranteed debt obligations) of at least:

(a)	“A” from Standard and Poor’s Rating Services, a division of The McGraw Hill Companies Inc; or

(b)	“A” from Fitch; or

(c)	“A2” by Moody’s,
or (in either case) any relevant successor rating business or any other rating agency selected by the Agent acting reasonably.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c)) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
“Moody’s” means Moody’s Investors Service, Inc. and includes any successor to its rating business.
“Net Disposal Proceeds” means the Disposal Proceeds derived from the relevant disposal after deducting costs and expenses (including any VAT chargeable in respect of those costs and expenses) incurred as a result of the relevant disposal and approved in writing by the Agent.
“Net Rent” means the Rent received (or, for the purposes of calculating the Projected Debt Yield Ratio only, receivable) by the Borrower under any Occupational Lease less:

(a)	any Tenant Contributions;

(b)	any amount which represents VAT chargeable in respect of any such sum; and

(c)	the fees payable by the Borrower to the Managing Agent pursuant to the Management Agreement provided that such fees are no greater than €125,000 per annum plus VAT, and for the purposes of calculating the financial covenants set out in Clause 19 (Financial covenants ) only, after deducting:

(v)	any Rent attributable to any Occupational Lease granted to or vested in the Borrower;

(vi)	any Shortfall Amounts;

(vii)	the fees payable by the Borrower to the Managing Agent pursuant to the Management Agreement provided that such fees are no greater than €125,000 per annum plus VAT;

(viii)
any Rent which is more than three months in arrears other than in respect of a Non-Material Tenant Dispute (provided that if there is more than one Non-Material Tenant Dispute then only the first to arise shall be excluded under this paragraph) or in respect of which the tenant is insolvent; and

(ix)	any Rent attributable to any Occupational Lease which is not binding on the Borrower and/or the tenant.
“New Lender” shall have the meaning ascribed to it by Clause 24 (Changes to the Finance Parties ).
“News Corp Lease” means the Occupational Lease of the 4th Floor of the Property to News Corporation UK & Ireland Ltd for a term certain until 18 September 2017, at a rent of €462,208 per annum.
“Non-Material Tenant Dispute” means a dispute between a tenant and the Borrower in respect of an Occupational Lease which relates to only one quarters Rent and as a result of which the tenant has withheld the payment of Rent which is otherwise due and payable where:

(a)	such dispute is resolved within 12 months;

(b)	the Borrower continues to meet its payment obligations under this Agreement; and

(c)	the Borrower provides the Agent with all such information as the Agent may reasonably require in respect of such dispute.
“Obligor” means the Borrower or the Shareholder and “Obligors” means both of them.
“Occupational Lease” means any lease, agreement for lease, licence or other occupational interest subject to which the Borrower’s interest in the Property is held now or in the future including any guarantee and rent deposit arrangements entered into under the terms of them.
"Other Sub-Fund” means a sub-fund of Hines GREIT II Ireland Fund plc other than the Fund.
“Participating Member State” means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.
“Party” means a party to this Agreement.
“Permitted Indebtedness” means Indebtedness:

(a)	under or permitted by the Finance Documents;

(b)	that arises as a normal trade credit in the ordinary course of the relevant person’s business and which is not more than 30 days overdue; or

(c)	arising with the prior consent of the Agent.
“Permitted Lease” means an Occupational Lease where:

(a)	the current annual rent is below €50,000; or

(b)
in the event that News Corporation UK & Ireland Ltd exercise their break option under the News Corp Lease, the grant of an Occupational Lease in respect of all or part of the 4th Floor of the Property,

provided in each case that the lease is a full repairing and insuring lease in institutional form granted in good faith to a third party with a minimum term certain of five years at a net effective market rent and no Event of Default is continuing or would occur as a result of the granting of such Occupational Lease.
“Permitted Payment” means a payment by the Borrower (including any payment to the Shareholder of whatever nature or form) from monies standing to the credit of the General Account in circumstances where no Default is outstanding or would result from the payment.
“Permitted Security Interest” means:

(a)	any Security Interest arising under the Security Documents;

(b)	any liens arising by operation of law and in the ordinary course of the relevant person’s business and securing obligations not more than 30 days old;

(c)	any Security Interest created with the prior written consent of the Agent; and

(d)	any Security Interest which is to be unconditionally and irrevocably discharged in full on the Utilisation Date.
“Planning Acts” means the Planning and Development Acts 2000 to 2013, and any other legislation relating to town and country planning in force from time to time and all orders, regulations and instruments relating to the use and/or occupation of the Property.
“Prepayment Fee” means any fee payable as a result of a prepayment of the Loan or cancellation of any undrawn Commitment which is determined in accordance with Clause 11.2 (Prepayment and cancellation fee ).
“Projected Debt Yield Ratio” means, at any time, the ratio of (i) Projected Net Rent to (ii) the Loan less any amount standing to the credit of the Cure Account, expressed as a percentage.
“Projected Net Rent” means, for the relevant Test Period, the aggregate Net Rent receivable by the Borrower under any Occupational Lease (less Rent comprised in paragraphs (b), (d), (f) and (j) of the definition of Rent and less Rent comprised in paragraph (i) of the definition of Rent to the extent that the payment from the guarantor or surety is not in respect of payments referred to in paragraph (a) of the definition of Rent) assuming:

(a)
all tenants’ breaks exercisable during the relevant Test Period have been deemed to be exercised in respect of the Occupational Leases at the earliest date available to the relevant tenant and that the relevant part of the Property will become and remain vacant unless the Borrower has provided evidence to the Agent (in a form acceptable to the Agent) that a binding written agreement has been made with the relevant tenant that such break clause will not be exercised;

(b)
any Occupational Lease due to expire during the Test Period has not been renewed unless there is an unconditional and binding agreement for lease in writing under which a lease is granted during the relevant Test Period; and

(c)
where any Occupational Lease has provisions for the periodic review of Rents (other than fixed rental increases) during the Test Period, the Net Rent attributable to that Occupational Lease remains the same unless there is an unconditional and binding rent review memorandum in writing under which the Net Rent attributable to that Occupational Lease increases in the relevant Test Period.

“Property” means the freehold property known as Bishop’s Square, Dublin 2.

“Property Report” means, in respect of the Property, any certificate of or report on title supplied to the Agent as a condition precedent under this Agreement on or before the Utilisation Date.
“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
“Purchase Price” means the purchase price of €92,000,000 paid by the Borrower for the Property.
“Qualifying Lender” means a Lender that is both an Irish Qualifying Lender and a US Qualifying Lender.
“Qualifying Jurisdiction” means:

(a)	a member state of the European Communities other than Ireland;

(b)	a jurisdiction with which Ireland has entered into an Irish Tax Treaty that has the force of law; or

(c)	a jurisdiction with which Ireland has entered into an Irish Tax Treaty where that treaty will (on completion of necessary procedures) have the force of law.
"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period.
“Receiver” means any one or more receiver or receiver and manager or administrative receiver appointed by the Security Trustee (whether sole, joint and/or several and including any substitute).
“Recovery Prepayment Proceeds” means the proceeds of a claim (a “Recovery Claim”) against:

(d)	the vendor of the Property or any of its Affiliates (or any employee, officer or adviser); or

(e)
the provider of any Property Report or the provider of any other due diligence report (in its capacity as provider of the same) in connection with the acquisition, development, financing or refinancing of the Property, except for Excluded Recovery Proceeds, and after deducting:

(i)	any reasonable expenses incurred by the Borrower to a person who is not the Borrower; and

(ii)	any Tax incurred and required to be paid by the Borrower (as reasonably determined by the Borrower on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.
“Reference Banks” means the principal London offices of Barclays Bank PLC, HSBC Bank PLC and Lloyds Bank PLC or such other banks as may be appointed by the Agent in consultation with the Borrower.
“Regulatory Authority” means the European Central Bank, the central bank of any relevant country, the government of any relevant country, the taxation authority of any relevant country and any other fiscal, monetary or other authority in or of any place from which a Lender obtains resources for its obligations hereunder or any federation, community, association or organisation of which such place shall be a member.
“Rent” means all sums paid or payable to or for the benefit of the Borrower arising from the letting, use or occupation of all or any part of the Property, including, without limitation:

(a)	rents, licence fees and equivalent sums reserved or made payable;

(b)	sums received from any deposit held as security for performance of any tenant’s obligations;

(c)	proceeds of insurance in respect of loss of rent or interest on rent;

(d)	receipts from or the value of consideration given for the grant, surrender or variation of any Occupational Lease;

(e)	any service charge payments;

(f)	proceeds paid for a breach of covenant or dilapidations under any Occupational Lease in relation to the Property and for expenses incurred in relation to any such breach;

(g)	any contribution to a sinking fund paid by an occupational tenant under an Occupational Lease;

(h)	any contribution by an occupational tenant of the Property to ground rent due under any lease out of which the Borrower derives its interest in the Property;

(i)	any payment from a guarantor or other surety in respect of any of the items listed in this definition;

(j)	interest, damages or compensation in respect of any of the items in this definition; and

(k)	any amount which represents VAT chargeable in respect of any such sum.
“Rent Account” means the current account in the name of the Borrower with the Account Bank designated by the Borrower and the Agent as the “Rent Account” and includes any replacement of that Account.
“Repayment Date” means the date which is 7 years from and including the Utilisation Date.
“Repeating Representations” means each of the representations set out in Clause 17.1 (Status ) to Clause 17.6 (Governing law and enforcement ), Clause 17.9 (No Default ), Clause 17.10.1, Clause 17.10.2, Clause 17.11.1 (Auditing basis and no material change ) and Clause 17.13 (Centre of main interests and establishments ) to Clause 17.19 (Money laundering regulations ), excluding Clause 17.14 (Environmental).
“Reservations” means each and all of the following reservations that:

(a)	equitable remedies may be granted or refused at the discretion of the court;

(b)	there are limitations on enforcement by laws relating to insolvency generally and other laws generally affecting the rights of creditors;

(c)	there is time barring of claims under the Statutes of Limitations or other applicable laws;

(d)
there may be defences of set-off or counterclaim (provided that nothing in this definition purports to grant to the relevant person any such right and is without prejudice to any restriction contained in the Finance Documents) and similar principles, rights and defences under the laws of any foreign jurisdiction in which relevant obligations may have to be performed; and

(e)	any other matters which are set out as qualifications or reservations as to matters of general application in any legal opinions supplied to the Agent as a condition precedent under this Agreement.
“Screen Rate" means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period, displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
“Security Documents” means each of:

(a)	the security agreement entered into by the Borrower in favour of the Security Trustee which, inter alia, creates a first fixed charge over the Property;

(b)	the mortgage entered into by the Shareholder over its shares in the Borrower in favour of the Security Trustee; and

(c)
any other document entered into by the Borrower or the Shareholder creating or expressed to create any Security over all or any part of its assets in respect of the obligations of the Borrower or the Shareholder under any of the Finance Documents.

“Security Interest” means any mortgage, pledge, lien, charge, security assignment, hypothecation, security trust, encumbrance or security interest and any other agreement or arrangement entered into to create or confer security over any asset.
“Shareholder” means Hines GREIT II, Inc, a company incorporated under the laws of the state of Maryland (Maryland SDAT Department ID: D15376171; Employer Identification Number: 80-0947092) having its principal office and resident agent at The Corporation Trust Incorporated, 351 West Camden Street, 351 West Camden Street, Baltimore, MD 21201.
“Shortfall Amounts” means amounts (together with any related VAT):

(a)	of rates and insurance premia;

(b)	in respect of costs and expenses incurred in complying with applicable laws and regulations relating to the Property;

(c)	in respect of management, maintenance, repair or similar costs or expenses in relation to the Property; and

(d)	in respect of the provision of services relating to the Property excluding the fees payable to each of the Managing Agent and the Asset Manager, to the extent that any of those items are not funded by the tenants, by way of service charge or otherwise, under an Occupational Lease.
"Specified Time" means 11:00 a.m. on the Quotation Day.
“Subsidiary” means a subsidiary within the meaning of section 155 of the Companies Act 1963.
"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document; other than a FATCA Deduction.
“Tax Payment” means either an increase in a payment or a payment made by the Borrower to a Finance Party under Clause 12.1 (Tax gross-up) or a payment under clause 12.3 (Tax credit).
“Tenant Contributions” means:

(a)	those amounts of the Rent attributable to insurance premia, service charges, contributions to a sinking fund and similar payments; and

(b)	any amount representing VAT chargeable on Rent.
“Test Period” means, in relation to:

(f)	Projected Debt Yield Ratio, the immediately following four Interest Periods; and

(g)	Actual Debt Yield Ratio, the immediately preceding Interest Period, in each case, from the relevant Interest Payment Date.
“TCA” means the Taxes Consolidation Act 1997 of Ireland.
“Transaction Documents” means each and all of:

(a)	the Finance Documents;

(b)	the Occupational Leases;

(c)	the Asset Management Agreement;

(d)	the Management Agreement; and

(e)	any other contracts so designated by the Borrower and the Agent.
“Transfer Certificate” means a transfer certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate ) or any other form agreed between the Agent and the Borrower.
“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
“Treaty Lender” means an Irish Treaty Lender or a US Treaty Lender.

“Trust Property” means the benefit of any Security Document entered into with the Security Trustee as trustee, and any and all property, rights, benefits and interests which the Security Trustee may at any time have or hold under the Finance Documents.
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.
“US Qualifying Lender” means a Lender that is:

(a)	tax resident in the United States; or

(b)	a US Treaty Lender.
“US Tax Treaty” means a double taxation treaty into which the United States has entered which contains an article dealing with interest or income from debt claims.
“US Treaty Lender” means a lender which:

(a)
is treated as a resident of a US Treaty State for the purposes of a US Tax Treaty which makes provision for full exemption from tax imposed by the United States on interest or income from debt claims; and

(b)	satisfies all of the conditions set forth under US domestic tax law in such US Tax Treaty to qualify for a full exemption from tax imposed by the United States on interest or income from debt claims.
“US Treaty State” means a jurisdiction which has entered into a US Tax Treaty with the United States which has force of law.
“Utilisation” means a utilisation of the Facility.
“Utilisation Date” means the date of a Utilisation, being the date on which the Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request ).
“Valuation” means an independent valuation commissioned by the Agent, in form and substance satisfactory to the Agent, prepared by the Valuer and addressed to the Finance Parties in respect of the Borrower’s interest in the Property carried out on a Market Value basis.
“Valuer” means CBRE or such other valuer or surveyor as may be appointed by the Agent for the purposes of carrying out a valuation of the Property pursuant to this Agreement.
“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a), or imposed elsewhere.

1.2	Construction

1.2.1	Headings and punctuation in this Agreement are for convenience only and do not affect its construction or interpretation.

1.2.2	Unless the contrary intention appears or where otherwise defined or interpreted, references in this Agreement to:

(a)
any party to any Finance Document shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(b)
a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower or the Shareholder and the Agent or, if not so agreed, is in the form specified by the Agent;

(c)	a “disposal” shall include a sale, transfer, grant, lease or other disposal;

(d)	“including” or “in particular” shall not limit words and expressions in connection with which they are used;

(e)	words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(f)	any reference to a clause or schedule is, unless otherwise stated, a reference to a clause of or schedule to this Agreement;

(g)	headings are for reference purposes only and shall not affect the construction of this Agreement;

(h)	“in connection with”, “under”, “pursuant to”, “by virtue of” or “in relation to” shall include each of the others;

(i)	a time of day is a reference to Dublin time;

(j)
an obligation of any party to the Finance Documents (other than the Finance Parties) to do something shall include an obligation to procure that it is done and an obligation not to do something shall include an obligation not to permit, suffer or allow it;

(k)	an Event of Default or a Default which is “continuing” is continuing if it has not been waived in writing by the Agent or remedied to the satisfaction of the Agent;

(l)
a “person” includes (where the context allows) any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(m)
a “regulatory requirement” shall include any regulation, rule, official directive, request or guideline (whether or not having the force of law which, if not having the force of law, with which it is customary to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(n)
a document, agreement or other instrument is to that document, agreement or other instrument as amended, novated, supplemented, restated or replaced from time to time and all agreements or other instruments supplemental thereto; and

(o)
a provision of law is a reference to that provision as amended, extended, modified, replaced or re-enacted from time to time and all regulations and includes orders and subordinate legislation from time to time made thereunder and any analogous provision or rule under any applicable law for the time being in force.

1.2.3
Words in the English language used in this Agreement to describe German law concepts only intend to describe such concepts and the consequences of the use of those words under the laws of Ireland or any other foreign law are to be disregarded.

1.2.4
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.3	Segregated Liabilities

1.3.1
For the avoidance of doubt, the Parties acknowledge that Hines GREIT II Ireland Fund plc is an umbrella type investment company with variable capital and having segregated liability between its sub-funds and is entering the Finance Documents to which it is a party for and on behalf of the Fund and, notwithstanding any provision of this Agreement:

(p)	the provisions of this Agreement and each other Finance Document shall apply to Hines GREIT II Ireland Fund plc acting on behalf of the Fund and shall not apply in respect of any Other Sub-Fund;

(q)
no Finance Party shall seek whether in any proceedings or by any other means whatsoever or wheresoever to have recourse to any assets of any Other Sub-Fund in the discharge in all or any part of the liabilities of the Borrower under the Finance Documents;

(r)
if a Finance Party shall succeed by any means whatsoever or wheresoever in having recourse to any assets of any Other Sub-Fund in the discharge of all or any part of a liability which was not incurred on behalf of that Other Sub-Fund, it shall be liable to that Other Sub-Fund to a sum equal to the value of the benefit thereby obtained by it; and

(s)
if a Finance Party shall succeed in seizing or attaching by any means, or otherwise levying execution against, any assets of any Other Sub-Fund in respect of a liability which was not incurred on behalf of that Other Sub-Fund, it shall hold those assets or the direct or indirect proceeds of the sale of such assets on trust for that Other Sub-Fund and shall keep those assets or proceeds separately and identifiable as such property.

2	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a Euro loan facility in an aggregate amount equal to the total Commitments.

2.2	Rights and obligations of the Finance Parties
Unless the Finance Parties agree otherwise:

(t)	the obligations of each Finance Party under the Finance Documents are several;

(u)	failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party;

(v)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(w)	the rights of each Finance Party under the Finance Documents are separate and independent rights;

(x)	any debt arising under the Finance Documents to a Finance Party shall be a separate and independent debt; and

(y)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	PURPOSE OF THE FACILITY

3.1	Purpose
The Borrower shall apply all amounts borrowed under the Facility in or towards funding the costs of acquiring the Property (inclusive of the taxes, fees and costs reasonably associated thereon).

3.2	No monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Conditions precedent

4.1.1
The Borrower may not deliver a Utilisation Request until the Agent has received (or will have received by the proposed Utilisation Date) all of the documents and other evidence listed in Schedule 2 (Conditions precedent ) in form and substance satisfactory to the Agent and the Agent has notified the Lenders and the Borrower in writing that this is the case.

4.1.2
The conditions precedent listed in Schedule 2 (Conditions precedent) are for the sole exclusive benefit of the Bank, are severable and any of them may be waived by the Bank in whole or in part and on such conditions as it shall think fit.

4.1.3
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 4.1.1, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) if on the date of that Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations to be made by the Borrower are true in all material respects; and

(c)	on the making of the Loan, the Loan will not exceed the lower of:

(i)	€55,200,000;

(ii)	60% of the Market Value of the Property by reference to the then most recent Valuation;

(iii)	60% of the Purchase Price; and

(iv)	that amount which would result in a Projected Debt Yield Ratio of 9.5%.

4.3	Conditions Subsequent

4.3.1	By no later than 27 March 2015, the Borrower shall deliver to the Agent confirmation that each of the Accounts have been opened with the Account Bank, together with details of each of the Accounts.

4.3.2	By no later than 10 Business Days after the Utilisation Date, the Borrower shall deliver to the Agent a certified copy of the register of shareholders of the Borrower.

4.3.3
Within 10 Business Days of the date that it is due to be paid, the Borrower shall provide confirmation to the Agent that the necessary premium in respect of the insurance of the Property has been paid.

4.4	Number of Loans
The Facility can only be utilised in a single Utilisation.

5	UTILISATION

5.1	Utilisation of the Facility
The Borrower may utilise the Facility by delivery to the Agent of the duly completed Utilisation Request not later than 11.00 am at least one clear Business Days before the date on which the Loan is required.

5.2	Completion of a Utilisation Request
A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless the proposed Utilisation Date is a Business Day within the Availability Period.

5.3	Lenders’ participation

5.3.1	If the conditions set out in this Agreement are met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

5.3.2	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Commitment to the Facility immediately prior to making the Loan.

5.3.3	The Agent shall notify each Lender of the details of the Loan and the amount of its participation in the Loan by 4.00 pm two clear Business Days before the date on which the Loan is required.

5.4	Cancellation on expiry of Availability Period
Any undrawn part of the Facility shall be automatically cancelled on the last day of the Availability Period (such cancellation being treated as a prepayment for the purposes of Clause 11.2 (Prepayment and cancellation fee ). Any cancellation under this Clause 5.4 (Cancellation on expiry of Availability Period ) shall reduce the Commitments of the Lenders rateably under the Facility.

6	REPAYMENT

6.1	Repayment
Subject to any provision of this Agreement requiring earlier payment, the Liabilities shall be paid and repaid in full on the Repayment Date.

6.2	No reborrowing
The Borrower may not reborrow any part of the Facility which is repaid.

7	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment: illegality
If, in any applicable jurisdiction, it becomes unlawful or contrary to any request from, or any requirement of, any central bank or fiscal, monetary or other authority (whether or not having the force of law, but, where not having the force of law, being a request or requirement with which institutions such as a Lender would be accustomed to comply) for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall prepay that Lender’s participation in the Loan:

(i)	on the last day of the Interest Period occurring after the Agent has notified the Borrower; or

(ii)	if earlier, the date specified by that Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory prepayment: disposal
If the Borrower disposes of all or any part of the Property, it shall prepay the Liabilities in full, on the date of the disposal.

7.3	Mandatory prepayment: change of control
If the Shareholder or an Affiliate of the Shareholder cease to be the sole legal and beneficial owner of the Borrower, unless it has obtained the Agent’s consent (acting on the instructions of all the Lenders), then:

(d)	the Borrower shall promptly notify the Agent upon becoming aware of that event; and

(e)
if the Majority Lenders so require, the Agent shall, by not less than five Business Days’ notice to the Borrower, cancel the Facility and declare the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents, immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

7.4	Mandatory prepayment: change of Asset Manager
If the Asset Manager or an Alternative Asset Manager ceases to be the asset manager of the Property, then:

(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event; and

(b)
if the Majority Lenders so require, the Agent shall, by not less than five Business Days’ notice to the Borrower, cancel the Facility and declare the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents, immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

7.5	Mandatory prepayment

7.5.1	The Borrower must promptly upon recovery apply all:

(a)	Lease Prepayment Proceeds;

(b)	Compensation Prepayment Proceeds;

(c)	Recovery Prepayment Proceeds; and

(d)	Insurance Proceeds,
in prepayment of the Liabilities in the following order:

(i)	firstly, to the Agent, payment of all Break Costs;

(ii)	secondly, payment pro rata:

(A)	to the Hedge Counterparty of any amount due but unpaid under the Hedging Arrangements (not being payments as a result of termination or closing out); and

(B)	to the Agent for the relevant Finance Parties of any accrued interest due but unpaid under the Finance Documents;

(iii)	thirdly, to the Agent, payment of all Prepayment Fees due to the Lenders;

(iv)	fourthly, to the Agent, payment of other costs, fees and expenses due and payable to the Lenders; and

(v)	fifthly, payment pro rata:

(A)	to the Agent, prepayment of the Loan (whether or not the same is due); and

(B)	to the Hedge Counterparties of any payments due as a result of termination or closing out due but unpaid under the Hedge Agreements;

7.6	Voluntary prepayment
Subject to Clause 7.9 (General restrictions on cancellation and prepayment ) and Clause 14 (Indemnities ), the Borrower may, if it gives the Agent not less than 5 Business Days (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, in a minimum amount of €1,000,000 or an integral multiple of that sum, if more).

7.7	Voluntary cancellation
Subject to Clause 7.9 (General restrictions on cancellation and prepayment ) and Clause 14 (Indemnities ), the Borrower may, if it gives to the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €1,000,000 or an integral multiple thereof, if more) of the Facility. Any cancellation under this Clause 7.7 (Voluntary cancellation ) shall reduce the Commitments of the Lenders rateably under the Facility.

7.8	Right of replacement or repayment and cancellation in relation to a single Lender

7.8.1	If:

(a)	any sum payable to any Lender by the Borrower is required to be increased by reason of a Tax Deduction; or

(b)	any Lender claims indemnification from the Borrower under Clause 12.2 (Tax indemnity ) or Clause 13 (Increased Costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with Clause 7.8.4.

7.8.2	On receipt of a notice of cancellation referred to in Clause 7.8.1, the Commitment of that Lender shall immediately be reduced to zero.

7.8.3
On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under Clause 7.8.1 (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan.

7.8.4
The Borrower, may in the circumstances set out in Clause 7.8.1, on 10 Business Days prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Finance Parties ) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Finance Parties ) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lenders’ participation in the outstanding Loan and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.10 (Pro-rata interest settlement ), Break Costs and other amounts payable in relation thereto under the Finance Documents.

7.8.5	The replacement of a Lender pursuant to Clause 7.8.4 shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent or the Security Trustee or a Hedge Counterpary (unless that Hedge Counterparty is the Lender being replaced;

(b)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(c)	in no event shall the Lender replaced under Clause 7.8.4 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(d)
the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 7.8.4 once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

7.8.6
A Lender shall perform the checks described in Clause 7.8.5(d) as soon as reasonably practicable following delivery of a notice referred to in Clause 7.8.4 and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

7.9	General restrictions on cancellation and prepayment

7.9.1
Any notice of cancellation or prepayment given under this Clause 7 (Prepayment and cancellation ) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.9.2
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to payment of any Break Costs, amounts (if any) payable under Hedging Arrangements in connection with that prepayment and any Prepayment Fee, without premium, fee or penalty.

7.9.3	No repayment, prepayment or cancellation is allowed except at the times and in the manner expressly provided for in this Agreement.

7.9.4	No amount prepaid under this Agreement may be subsequently redrawn.

7.9.5	No amount cancelled under this Agreement may be subsequently reinstated.

7.9.6	Upon receipt of a notice of prepayment or cancellation, the Agent will notify the Finance Parties concerned promptly of the terms of such notice.

7.9.7
If all or part of the Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent )), an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 7.9.7 shall reduce the Commitments of the Lenders rateably.

7.9.8
Any prepayment of a Loan (other than a prepayment to a single Lender pursuant to Clause 7.1 (Mandatory prepayment: illegality ) or Clause 7.8 (Right of replacement or repayment and cancellation in relation to a single Lender )) shall be applied pro rata to each Lender’s participation in that Loan.

8	INTEREST

8.1	Calculation of interest
The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR; and

(c)	Mandatory Cost, if any.

8.2	Payment of interest
The Borrower shall pay accrued interest on the Loan on each Interest Payment Date.

8.3	Hedging

8.3.2	From and including the Utilisation Date the Borrower must maintain Hedging Arrangements in accordance with the provisions of this clause (Hedging).

8.3.3	All Hedging Arrangements must:

(a)	be with a Hedge Counterparty or another counterparty acceptable to the Agent;

(b)	be in form and substance satisfactory to the Agent (which for the avoidance of doubt may be either an interest rate swap or an interest rate cap);

(c)	hedge the Borrower’s interest rate exposure on an amount equal to the Loan until the Repayment Date;

(d)
initially, cover the period from the Utilisation Date until no earlier than the third anniversary of the Utilisation Date and, from the second anniversary of the Utilisation Date until the Repayment Date, cover the next four lnterest Periods;

(e)	be charged or assigned by the Borrower by way of security under the Security Documents.

8.3.4
%3.Any interest rate swap or interest rate cap purchased must be set with a strike rate no higher than 2.0% per annum. In the event that the Borrower elects to hedge the Facility via an interest rate swap, the applicable credit spread over the mid -market rate shall be 0.10% per annum.

8.3.5	The parties to each Hedging Arrangement must comply with the terms of that Hedging Arrangement.

8.3.6
Neither a Hedge Counterparty nor the Borrower may amend or waive the terms of any Hedging Arrangement without the consent of the Agent provided always that this restriction shall not apply to an amendment or waiver that is administrative and mechanical in nature and does not give rise to a conflict with any provision of this Agreement.

8.3.7
If, at any time, the notional principal amount of the Hedging Arrangements save for any fully paid option products, including a cap exceeds or, as a result of a prepayment, will exceed the aggregate amount of the Loan at that time, the Borrower must, at the request of the Agent, reduce the notional principal amount of the Hedging Arrangements by an amount and in a manner satisfactory to the Agent so that it no longer exceeds or will not exceed the aggregate amount of the Loan then or that will be outstanding.

8.3.8	Neither a Hedge Counterparty nor the Borrower may terminate or close out any Hedging Arrangement (in whole or in part) except:

(a)	in accordance with paragraph 8.3.6 above;

(b)	if it becomes illegal for that party to continue to comply with its obligations under that Hedging Arrangement;

(c)	if the Loan and all other amounts outstanding under the Finance Documents (other than the Hedging Arrangements) have been unconditionally and irrevocably paid and discharged in full;

(d)
in the case of termination or closing out by the Hedge Counterparty, if the Agent serves notice under Clause 23.17(b) (Acceleration) or, having served notice under Clause 23.17(c) (Acceleration), makes a demand; or

(e)	in the case of termination or closing out by the Borrower, with the consent of the Agent.

8.3.9	A Hedge Counterparty may only suspend making payments under a Hedging Arrangement if the Borrower is in breach of its payment obligations under that Hedging Arrangement.

8.3.10	Each Hedge Counterparty acknowledges that the rights of the Borrower under the Hedging Arrangements to which it is party have been charged or assigned by way of security under the Security Documents.

8.4	Default interest

8.4.2
If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 8.4.2, is 2% higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.4 (Default Interest ) shall be immediately payable by the Borrower on demand by the Agent.

8.4.3	If any Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period:

(a)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period; and

(b)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 2% higher than the rate which would have applied if the Unpaid Sum had not become due.

8.4.4	Default interest (if unpaid) arising on the Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately payable.

8.5	Notification of interest rate
The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9	INTEREST PERIODS

9.1	Interest Periods

9.1.2	The period for which the Loan is outstanding will be divided into successive Interest Periods.

9.1.3	The duration of the first Interest Period will start on the Utilisation Date and end on the first Interest Payment Date to occur after the Utilisation Date.

9.1.4
The duration of each subsequent Interest Period will, save as otherwise provided in this Agreement, start on each Interest Payment Date (commencing on the first Interest Payment Date) and end on the next Interest Payment Date provided, if an Interest Period would otherwise extend beyond the Repayment Date, that Interest Period will be shortened to end on the Repayment Date.

9.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Changes to Interest Periods

9.3.5	The Agent and the Borrower may enter into such other arrangements as they may agree for the determination and adjustment of Interest Periods.

9.3.6	If the Agent makes any change to an Interest Period referred to in this Clause 9.3 (Changes to Interest Periods ), it shall promptly notify the Lenders.

10	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

10.1.11
Interpolated Screen Rate: If no Screen Rate is available for EURIBOR for the Interest Period of a Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

10.1.12	Reference Bank Rate: If no Screen Rate is available for EURIBOR for:

(a)	Euro; or

(b)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable EURIBOR shall be the Reference Bank Rate as of the Specified Time and for a period equal in length to the Interest Period of that Loan.

10.1.13
Cost of funds: If paragraph 10.1.2 above applies but no Reference Bank Rate is available for Euro or the relevant Interest Period there shall be no EURIBOR for that Loan and Clause 10.2 (Cost of Funds) shall apply to that Loan for that Interest Period.

10.2	Cost of funds

10.2.7	If this Clause 10.2 applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(f)	the Margin; and

(g)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(h)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

10.2.8
If this Clause 10.2 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.2.9	Any alternative basis agreed pursuant to paragraph 10.2.2 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.2.10
If this Clause 10.2 applies but any Lender does not supply a quotation by the time specified in paragraph 10.2.1(b) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

11	FEES

11.1	Arrangement fee
The Borrower will pay to the Arranger an arrangement fee in the amount and at the times agreed in the Fees Letter.

11.2	Prepayment and cancellation fee
Upon any prepayment of the whole or any part of the Loan or cancellation of any undrawn Commitment other than in accordance with:

(f)	Clause 7.1 (Mandatory prepayment: illegality);

(g)	Clause 7.5 (Mandatory prepayment);

(h)	Clause 7.8 (Right of replacement or repayment and cancellation in relation to a single Lender ); or

(i)
clause 7.6 (Voluntary prepayment), but only if such voluntary prepayment is within 30 Business Days after an assignment or transfer in accordance with clause 24.1 (Assignments and transfers by the Lenders) and the relevant assignee or transferree is not a real estate debt fund represented by Deka Immobilien Investment GmbH, the Borrower will pay to the Agent a prepayment or cancellation fee payable on the date of any prepayment of the Loan or cancellation of the relevant Commitment in the following amounts:

(i)	if the prepayment or cancellation is made on or after the date of this Agreement but on or before the first anniversary of the Utilisation Date, 1.5% of the amount prepaid or cancelled;

(ii)	if the prepayment or cancellation is made after the first anniversary of the Utilisation Date but on or before the second anniversary of the Utilisation Date, 0.75% of the amount prepaid or cancelled;

(iii)
if the prepayment or cancellation is made after the second anniversary of the Utilisation Date but on or before the third anniversary of the Utilisation Date, 0.15% of the amount prepaid or cancelled; and

(iv)	thereafter, no prepayment or cancellation fee will be payable.

12	TAX GROSS UP AND INDEMNITIES

12.1	Tax gross-up

12.1.2	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.1.3
The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Borrower.

12.1.4
If the Borrower is required by law to make a Tax Deduction, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.1.5
The Borrower is not required to make an increased payment to a Lender under Clause 12.1.3 for a Tax Deduction in respect of tax imposed (i) under the laws of Ireland or (ii) under the laws of the United States, in either case on a payment of interest on the Loan if, on the date on which the payment falls due:

(a)
the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the published interpretation, administration or application of) any Law or Treaty or any published practice or published concession of any relevant taxing authority; or

(b)
the relevant Lender is a Qualifying Lender solely by virtue of being a Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to that Lender without the Tax Deduction had that Lender complied with its obligations to co-operate under Clause 12.1.7.

12.1.6
If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.1.7
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.1.8
A Treaty Lender and the Borrower which makes a payment to which that Treaty Lender is entitled shall use all reasonable endeavours to co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction. In the case of payments that are sourced in the United States for tax purposes, each Lender that is not a U.S. tax resident shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as reasonably requested by the Borrower or the Agent) an IRS Form W-8BEN-E certifying that such Lender is a Treaty Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification, or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

12.2	Tax indemnity

12.2.1
The Borrower shall, within three Business Days of demand by the Agent, pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document, provided this shall not apply:

(c)	with respect to any Tax assessed on a Finance Party:

(i)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)
under the law of the jurisdiction in which that Finance Party’s Facility Office is located or in which that Finance Party has a permanent establishment, taxable presence, or any other present or former connection in respect of amounts received or receivable in that jurisdiction, if that Tax is (i) imposed on or calculated by reference to the net income, profits or gains received or receivable (but not any sum deemed to be received or receivable) by that Finance Party, (ii) a franchise or similar Tax, or (iii) a branch profits Tax; or

(d)	to the extent a loss, liability or cost:

(i)	is otherwise compensated for by an increased payment under Clause 12.1 (Tax gross-up );

(ii)	would have been compensated for by an increased payment under Clause 12.1 (Tax gross-up ) but was not so compensated solely because one of the exclusions in Clause 12.1.4 applied; or

(iii)	relates to a FATCA Deduction required to be made by a Party.

12.2.2
A Protected Party making, or intending to make, a claim under Clause 12.2.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

12.2.3	A Protected Party shall, on receiving a payment from the Borrower under Clause 12.2 (Tax indemnity ), notify the Agent.

12.3	Tax credit
If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit, the relevant Finance Party shall pay to the Borrower within 5 Business Days of the date on which it has obtained, utilised or retained such Tax Credit the amount equal to the lesser of (i) the amount of the Tax Credit or (ii) such amount which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.4	Lender status confirmation

12.4.9
Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to the Borrower, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

12.4.10
If a New Lender fails to indicate its status in accordance with this Clause 12.4 (Lender status confirmation ) then such New Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 12.4 (Lender status confirmation ).

12.4.11
The Original Lender hereby represents and warrants that at the date of this Agreement it is a Qualifying Lender and shall, for the duration of this Agreement, continue to be a Qualifying Lender unless it has given the Borrower 60 days’ notice that it shall cease to be a Qualifying Lender.

12.4.12
As of the date of this Agreement and through and until the Repayment Date, each Lender hereby represents and warrants that: (A) neither it, (B) nor any of its officers, managers nor directors, (C) nor any direct or indirect owner of 10% or more of the beneficial interests in such Lender, (D) nor, to such Lender’s knowledge, any other beneficial owner of such Lender:

(a)
is listed in the "Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers" (the "OFAC List") published by the United States Office of Foreign Assets Control, as in effect from time to time, and as such list is located on the U.S. Department of Treasury's website: http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx;

(b)
is a person or entity who has been determined by a competent authority to be subject to the prohibitions contained in Executive Orders issued by the United States government pertaining to the OFAC List (the "U.S. Executive Orders") or, to such Lender’s knowledge, is otherwise a person, entity or government with whom a United States person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation and/or executive orders;

(c)
is owned or controlled by, or acts for or on behalf of, any person or entity on the OFAC List or any other person or entity who has been determined by a competent authority to be subject to the prohibitions contained in the U.S. Executive Orders pertaining to the OFAC List (any person referenced in this provision, or in provisions (a)-(b) above, is hereby referred to herein as a "Blocked Person");

(d)
has made any bribe or other financial inducement to a public official or governmental employee in the past in connection with the acquisition, financing, operation or otherwise pertaining to the Property in violation of the Foreign Corrupt Practices Act of the United States of America and the rules and regulations promulgated thereunder.

If the Borrower learns that a Lender is, becomes, or appears to be a Blocked Person, the Borrower may delay the sale contemplated by this Agreement pending its conclusion of its investigation into the matter of such Lender’s status as a Blocked Person. If the Borrower determines that a Lender is or becomes a Blocked Person, the Borrower shall have the absolute right to immediately terminate this Agreement and take all other actions necessary, or in the opinion of the Borrower, appropriate to comply with applicable laws regarding such Blocked Person. The provisions of this Clause 12.4.4 will survive termination of this Agreement.

12.5	Determinations
Unless a contrary indication appears, in this Clause 12 (Tax gross up and indemnities ) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.6	Stamp taxes
The Borrower will pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability each Finance Party may incur in relation to any stamp duty, registration or other similar Taxes payable in respect of any Finance Document.

12.7	VAT

12.7.1
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 12.7.2, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of that VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

12.7.2
If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(c)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Clause 12.7.2(a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(d)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

12.7.3
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7.4
Any reference in this Clause 12.7 (VAT ) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the member of such group for VAT purposes at such time which is prescribed by law as the relevant Party for such purposes.

12.7.5
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.8	FATCA Information

(e)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(f)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(g)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(h)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.9	FATCA Deduction

12.9.1
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.9.2
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

13	INCREASED COSTS

13.1	Increased Costs

13.1.4
Subject to Clause 13.3 (Exceptions ), the Borrower shall, within 15 Business Days of demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(c)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulatory requirement; or

(d)	compliance with any law or regulatory requirement made after the date of this Agreement.

13.1.5	For the purposes of this this Clause 13 (Increased Costs), “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(j)	an additional or increased cost; or

(k)	a reduction of any amount payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Costs claim

13.2.7
A Finance Party intending to make a claim pursuant to this Clause 13 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

13.2.8	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide to the Agent a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

13.3.13	The liability of the Borrower to pay any increased amount under this Clause 13 (Increased Costs) shall not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	attributable to any FATCA Deduction required to be made by a Party;

(c)
compensated for by Clause 12.2 (Tax indemnity ) (or would have been compensated for under Clause 12.2 (Tax indemnity ) but was not so compensated solely because any of the exclusions in Clause 12.2.1(a) and Clause 12.2.1(b) applied);

(d)	compensated for by the payment of the Mandatory Cost; or

(e)	attributable to the wilful breach by the relevant Finance Party or its Affiliate of any law or regulatory requirement.

14	INDEMNITIES

14.1	Currency indemnity

14.1.9
If any sum due from the Borrower under the Finance Documents (a “Sum”), or if any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Borrower; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall, as an independent obligation, within five Business Days of demand (which demand shall be accompanied by reasonable details of the amount demanded), indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between:

(iv)	the rate of exchange used to convert that Sum from the First Currency into the Second Currency; and

(v)	the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.1.10	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities
The Borrower shall, within five Business Days of demand (which demand shall be accompanied by reasonable details of the amount demanded), indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(f)	the occurrence of any Default;

(g)
the failure of the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 12 (Tax gross up and indemnities );

(h)
funding, or making arrangements to fund, its participation in the Loan requested in the Utilisation Request but not made by reason of the operation of any provision of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(i)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment or otherwise as agreed with the Agent.

14.3	Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against:

(e)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(v)	investigating any event which it reasonably believes is a Default;

(vi)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(vii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(f)	any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

14.4	Indemnity to the Security Trustee

(l)	The Borrower shall promptly indemnify the Security Trustee and any Receiver against any cost, loss or liability incurred by any of them:

(i)	any failure by the Borrower to comply with its obligations under Clause 16 (Costs and Expenses );

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Security Documents or the Security Interests constituted by them;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Trustee and any Receiver by the Finance Documents or by law;

(v)	any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(vi)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(vii)
acting as Security Trustee or Receiver under the Finance Documents or which otherwise relates to any of the Trust Property (otherwise, in each case, than by reason of the relevant Security Trustee’s or Receiver’s gross negligence or wilful misconduct).

(m)
The Security Trustee and every Receiver may, in priority to any payment to the other Finance Parties, indemnify itself out of the Charged Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 (Indemnity to the Security Trustee ) and shall have a lien on the Security Interests created by the Security Documents and the proceeds of enforcement of the Security Interests created by the Security Documents for all moneys payable to it.

14.5	Break Cost Indemnity

14.5.6	The Borrower must pay to each Lender its Break Costs (together with any interest accrued on such interest) promptly upon request.

14.5.7
At the request of the Agent, each Lender must supply to the Agent for the Borrower its calculations showing in reasonable detail any Break Costs being claimed by it under this Clause 14.5 (Break Cost Indemnity ).

14.5.8
Nothing in this Clause 14.5 (Break Cost Indemnity ) or in the Finance Documents shall oblige any Lender to enter into any hedging arrangement in connection with the interest payable by the Borrower under this Agreement or otherwise.

15	MITIGATION

15.1	Mitigation
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, Clause 7.1 (Mandatory prepayment: illegality ), Clause 12 (Tax gross up and indemnities ) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to an Affiliate or another Facility Office. This does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of indemnity

15.2.2	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation ).

15.2.3	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation ) if, in its opinion (acting reasonably), to do so might be prejudicial to it.

16	COSTS AND EXPENSES

16.1	Transaction expenses
The Borrower shall promptly on demand pay to the Agent and the Arranger the amount of all costs and expenses (including legal, valuation and other professional or other costs, fees and expenses) reasonably incurred by any of the Finance Parties in connection with the negotiation, preparation, printing, execution and perfection of:

(e)	this Agreement and any other documents referred to in this Agreement; and

(f)	any other Finance Document (other than any document relating to the transfer, assignment or resignation of a Finance Party) executed after the date of this Agreement.

16.2	Amendment costs
If a party to any of the Finance Documents (other than a Finance Party) requests an amendment, waiver or consent or an amendment is required under this Agreement pursuant to a change of currency, the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement (to the extent that such fees have been notified in writing to the Borrower prior to commencement of the relevant work).

16.3	Enforcement and preservation costs
The Borrower shall, within three Business Days of demand, pay, on a full indemnity basis, to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the investigation of any actual or alleged Default or with the enforcement of, or the preservation of any rights under, any Finance Document or Security Interest constituted by the Finance Documents and with any proceedings instituted by or against that Finance Party as a consequence of it entering into a Finance Document, taking or holding the Security Interests constituted by the Finance Documents or enforcing those rights.

17	REPRESENTATIONS AND WARRANTIES
The Borrower makes the representations and warranties set out in this Clause 17 (Representations and warranties ) to each Finance Party on the date of this Agreement.

17.1	Status

17.1.2
It is a sub-fund of an umbrella type investment company with variable capital and having segregated liability between its sub-funds and is validly existing under the law of its jurisdiction of incorporation.

17.1.3	It has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations
The obligations expressed to be assumed by it in each Finance Document are, subject to the Reservations, legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(i)	any Law or regulatory requirement applicable to it;

(j)	its constitutional documents; or

(k)	any agreement or instrument binding upon it or any of its assets.

17.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence
Subject to the Reservations, all Authorisations required:

(c)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents; and

(d)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation and in Ireland, have been obtained or effected and are in full force and effect.

17.6	Governing law and enforcement

17.6.1	Subject to the Reservations, where the laws of Ireland is the choice as the governing law of any Finance Document, such choice will be recognised and enforced in its jurisdiction of incorporation.

17.6.2	Subject to the Reservations, any judgment obtained in Ireland in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

17.7	Deduction of Tax

17.7.1	It is not required to make any deduction or withholding for or on account of Tax from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

17.7.2	No tenant under any Occupational Lease is required under any law to make any deduction or withholding for or on account of Tax from any Rent.

17.8	No filings or stamp taxes

17.8.1
Subject to the Reservations it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority or that any stamp, stamp duty land tax, registration or similar tax be paid on or in relation to those Finance Documents or the transactions contemplated by those Finance Documents except for any registration due under:

(a)	any registration due under Part IV of the Companies Act 1963;

(b)	a registration in the Land Registry in respect of the Form 52 referred to in Schedule 2 (Conditions precedent);

(c)	a registration of the Security Document entered by the Borrower in the Registry of Deeds.

17.8.2
Any disclosure required to be made by it to any relevant taxing authority in relation to stamp duty land tax payable on any transactions contemplated by or being financed by the Transaction Documents has been made.

17.9	No Default

17.9.1	No Event of Default is continuing or would reasonably be expected to result from the making of the Utilisation.

17.9.2
No other event or circumstance is outstanding which constitutes an event of default under any other agreement or instrument which is binding on it or to which its assets are subject which would have a Material Adverse Effect.

17.10	No misleading information

17.10.1	So far as it is aware, any factual information which has been provided in writing by it or on its behalf with respect to:

(e)	any Transaction Document;

(f)	the Valuation; or

(g)	any Certificate of Title,
was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

17.10.2
The financial projections included in any information provided in writing by it or on its behalf with respect to any Finance Document have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

17.10.3
So far as it is aware, nothing has occurred since the information referred to above was provided and no information has been given or withheld that results in any such information being untrue or misleading in any material respect.

17.11	Auditing basis and no material change

17.11.1	All its accounts and other financial information (whether or not audited) delivered to any Finance Party:

(j)
have been prepared in accordance with generally accepted accounting principles in Ireland or, where appropriate, other generally accepted accounting principles applicable to the jurisdiction in question, consistently applied; and

(k)	fairly represent its financial condition as at the date they were drawn up, unless, in either case, expressly disclosed in writing to the contrary to the Agent along with the relevant statements.

17.11.2	There has been no material adverse change in its financial condition, business or assets since the date of its latest balance sheet and accounts.

17.12	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, are reasonably likely to be adversely determined and if so if adversely determined, would reasonably be expected to have a Material Adverse Effect, have (to the best of its knowledge and belief) been started or threatened against it.

17.13	Centre of main interests and establishments
For the purposes of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in article 2(h) of the Regulations) in any other jurisdiction.

17.14	Environmental
With respect to the Property, save as otherwise disclosed in any environmental reports (including the HJ Lyons Report and any report specifically referred to in that report) delivered to the Agent on or before the date of this Agreement:

(a)	it is in full compliance with all applicable Environmental Law and all necessary Environmental Permits;

(b)	there is no Environmental Claim current or (to its knowledge and belief) pending or threatened; and

(c)	there are no past or present circumstances which could found an Environmental Claim where such claim might result in a Material Adverse Effect or any liability being payable by a Finance Party.

17.15	Legal and beneficial ownership of assets

17.15.1
Save as disclosed in the Certificate of Title, it is (or will be from the Utilisation Date) the sole and absolute legal and beneficial owner of, and has good and valid title to, the Charged Assets free from any Security Interest other than the Permitted Security Interests.

17.15.2	Except as disclosed in any Property Report:

(a)	all consents, licences and authorisations required by it in connection with its ownership of the Property have been obtained or effected (as appropriate) and are in full force and effect;

(b)
the Borrower is unaware of any breach of any law or regulation which is outstanding which adversely affects or would reasonably be expected to adversely affect the value of the Property or the Rents in respect of the Property;

(c)	(other than where the same is immaterial) there is no covenant, agreement, stipulation, reservation, condition, interest, right or other adversely affecting the Property;

(d)
nothing has arisen or has been created or is outstanding which would be an overriding interest or an unregistered interest which overrides the first registration of or registered dispositions over the Property;

(e)	all facilities necessary for the enjoyment and use of the Property are enjoyed by the Property;

(f)
no facility necessary for the enjoyment and use of the Property (including those necessary for the carrying on of any business of the Borrower at the Property) is enjoyed by the Property on terms entitling any person to terminate or curtail its use;

(g)
it has not received any notice of any adverse claim by any person in respect of the ownership of the Property or any interest in it, nor has any acknowledgement been given to any person in respect of the Property; and

(h)	the Property is held by the Borrower free from any tenancy or licence other than those entered into in accordance with this Agreement.

17.16	Security Interests

17.16.1
Subject to the Reservations, each Security Document confers or, as the case may be, will confer, upon execution and delivery and, where applicable, registration, a first priority security interest of the type described and which is not liable to avoidance on insolvency.

17.16.2	Save for a Permitted Security Interest, no Security Interest exists over any of its assets.

17.17	No other business
It has not carried on any business or investment activities, and has not incurred any liabilities or undertaken any obligations, since its incorporation other than acquiring, owning and managing the Property.

17.18	Share capital and ownership
As at the date of this Agreement, the entire issued share capital of the Borrower is legally and beneficially owned by the Shareholder.

17.19	Money laundering regulations
All amounts to be made available to the Borrower under the Finance Documents will be drawn for its own account and not for the account or upon the initiative (Veranlassung) of any Economic Beneficiary (wirtschaftlich Berechtigter) other than the Borrower.

17.20	No employees
It has not had, at any time, any employees or any obligation in respect of any retirement benefit or occupational pension scheme.

17.21	Taxes paid
It has duly and punctually paid all Taxes applicable to, or imposed on or in relation to it, its business, the Charged Assets or otherwise.

17.22	Tax

17.22.1	It is and always has been resident for Tax purposes in Ireland and in no other jurisdiction.

17.22.2	It holds the Property as an investment.

17.22.3	It is duly registered for VAT purposes.

17.22.4	It is and shall remain an authorised investment company within the meaning of section 739B of the TCA.

17.22.5
It has sufficient documentation available to demonstrate the criteria taken into account in determining arm’s length terms for transactions between any party with whom it is connected or associated for any Tax purpose (or was so connected or associated at the time the relevant transaction was entered into).

17.23	Insolvency

17.23.1	As at the date of this Agreement it is not deemed unable to pay its debts within the meaning of section 214 of the Companies Act 1963 or any analogous provision in any relevant jurisdiction.

17.23.2	It is not subject to an Insolvency event.

17.24	Repetition of representations

17.24.1	The representations set out in this Clause 17 (Representations and warranties ) are made by the Borrower on the date of this Agreement.

17.24.2	The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on:

(a)	the date of the Utilisation Request and the first day of each Interest Period; and

(b)
in relation to Clause 17.11 (Auditing basis and no material change ), each date on which the relevant person delivers or is obliged to deliver the financial statements in accordance with Clause 18.1 (Financial statements ).

18	INFORMATION UNDERTAKINGS
The undertakings in this Clause 18 (Information undertakings ) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements
The Borrower shall supply to the Agent in sufficient copies for all the Lenders as soon as they become available, but in any event within 180 days after the end of each of its financial years, its audited financial statements for that financial year.

18.2	Compliance certificate
The Borrower shall supply to the Agent, by no later than five Business Days before each Interest Payment Date, a Compliance Certificate signed by one authorised signatory setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants ) as at that Interest Payment Date.

18.3	Requirements as to financial statements
Each set of financial statements delivered pursuant to Clause 18.1 (Financial statements ) shall be:

(e)
certified by a director of the relevant company to which they relate as being a true and fair view of its financial condition as at the date at which those financial statements were drawn up and as fairly representing the results of its operations for the period then ending; and

(f)
prepared using Irish or other internationally generally accepted accounting principles and that any change in the accounting practice or financial reference period from those used in the statements previously supplied are notified to the Agent with sufficient information for the Agent to make an accurate comparison with the previous statements.

18.4	Accounts
The Borrower shall supply to the Agent a statement showing the balance standing to the credit of each of the Accounts together with any debits or credits since the last such statement:

(g)	by no later than 5 Business Days prior to each Interest Payment Date; and

(h)	promptly at any other time the Agent may request,
provided that the Borrower shall not be required to supply such information to the extent that the Agent has been provided with the necessary items to enable the Agent to gain on-line viewing rights in respect of each of the Accounts.

18.5	Details of Occupational Leases
The Borrower shall supply to the Agent in sufficient copies for all of the Lenders, the following information in form and substance satisfactory to the Agent (acting reasonably):

(d)	no later than five Business Days prior to each Interest Payment Date:

(i)	a schedule of the existing occupational tenants showing for each tenant the rent, service charge, VAT and other payments payable in the previous rental quarter by each of those tenants;

(ii)	details of any current or historic arrears of any payment referred to in Clause 18.5(a)(i) and any steps being taken to recover those payments;

(iii)	details of any rent reviews in progress or agreed with respect to any Occupational Lease; and

(iv)
details of any Occupational Lease which has expired, has had a break option exercised or been otherwise determined or surrendered, or will expire, have a break option exercised or be determined or surrendered at any time during the immediately following Interest Period, and any new Occupational Leases proposed; and

(e)
promptly, any other information in respect of the Property, any Occupational Lease or any occupational tenant (and any guarantor or surety of that occupational tenant) of an Occupational Lease as the Agent may reasonably request.

18.6	Information: miscellaneous
The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(d)	all documents which are not of a minor, administrative or routine nature dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(e)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it and which might, if adversely determined, have a Material Adverse Effect;

(f)
full details of any breach, dispute, repudiation or disclaimer of any Transaction Document (save in the case of any breach or dispute which is immaterial provided that all breaches and payment disputes under the terms of any Occupational Lease shall be material); and

(g)	promptly, such further information regarding its financial condition, business and operations as any Finance Party (through the Agent) may reasonably request.

18.7	Notification of default

18.7.3	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

18.7.4
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate (which shall contain relevant figures and calculations) signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.8	“Know your customer” checks

18.8.3
The Borrower shall promptly on the request of any Finance Party provide any documentation and other evidence as is requested by that Finance Party (whether for itself or for a prospective Lender) in order for it to comply with its “know your customer” requirements.

18.8.4
Each Lender shall promptly upon the request of the Agent supply such documentation and other evidence as is requested by the Agent in order for the Agent to carry out and be satisfied with its “know your customer” requirements pursuant to the transactions contemplated in the Finance Documents.

18.9	Syndication
It is acknowledged that the Arranger may, at its own cost, transfer some or all of its Commitment in accordance with the terms of this Agreement and the Borrower shall provide such assistance and information as the Agent or Arranger may reasonably require and will enter into such intercreditor arrangements as the Agent may require (and provide such supporting board resolutions as the Agent may require) in connection with such syndication (provided that the reasonable costs incurred by the Borrower in connection with the entry into any intercreditor agreement in respect of a syndication shall be borne by the Arranger provided such fees have been approved in advance by the Arranger) and will pass on to the Agent and the Arranger any enquiries received from potential Lenders.

18.10	Money Laundering
The Borrower will promptly inform the Lenders (by written notice to the Agent) if it is not, or ceases to be, the Economic Beneficiary (wirtschaftlich Berechtigter) of all amounts made available to it under the Finance Documents, and will provide to the Agent in writing full details of any such Economic Beneficiary (wirtschaftlich Berechtigter).

19	FINANCIAL COVENANTS
The Borrower gives the undertakings in this Clause 19 (Financial covenants ) which remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Loan to value covenant
The aggregate of the Loan and any amount standing to the credit of the Cure Account shall not, at any time, exceed 70% of the Market Value of the Property by reference to the then most recent Valuation.

19.2	Debt Yield covenant
The Debt Yield Ratio shall be at least 8% as at each Interest Payment Date.

19.3	Rectification of breach of Loan to value covenant or Debt Yield covenant

19.3.2	No Default shall arise as a result of a breach, on any date, of Clause 19.1 (Loan to value covenant ) provided that the Borrower:

(c)	within 10 Business Days of such breach, notifies the Agent in writing that it will remedy such breach; and

(d)	within 20 Business Days of such breach, either:

(iv)
prepays the Loan in accordance with Clause 7.6 (Voluntary prepayment ) (save that the requirement that the amount of the Loan being prepaid is in a minimum of €1,000,000 or, if more, an integral multiple of that sum shall not apply) in an amount such that, immediately following such prepayment, Clause 19.1 (Loan to value covenant ) and Clause 19.2 (Debt Yield covenant) would be satisfied; or

(v)
pays into the Cure Account an amount such that, immediately following such payment, if the Loan were to reduce by the amount standing to the credit of the Cure Account, Clause 19.1 (Loan to value covenant ) and Clause 19.2 (Debt Yield covenant) would be satisfied.

19.4	Transfer of funds from Cure Account:

19.4.3	The Agent shall transfer any funds standing to the credit of the Cure Account to the General Account if:

(h)	the test referred to in Clause 19.1 (Loan to value covenant) is satisfied by reference to the then most recent Valuation; and

(i)	the test referred to in Clause 19.2 (Debt Yield covenant) has been satisfied on the then most recent two consecutive Interest Payment Dates, provided that such transfer would not result in a covenant breach or an Event of Default.

19.4.4	The Agent shall apply any funds standing to the credit of the Cure Account in the order provided for in Clause 22.3.2(a) if:

(a)	the Borrower requests such an application; or

(b)	such funds have been held in the Cure Account for a continuous period of two years.

19.5	Limits on rectification
The Borrower may not exercise its cure rights under Clause 19.3 (Rectification of breach of Loan to value covenant or Debt Yield covenant) on more than two consecutive quarters or six times in total.

20	GENERAL UNDERTAKINGS
The Borrower gives the undertakings in this Clause 20 (General undertakings ) which remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisation
It shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(j)	supply certified copies to the Agent of,
any Authorisation required under any Law or regulatory requirement to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation and in Ireland of any Transaction Document.

20.2	Compliance with Laws
It shall comply with all Laws and regulatory requirements to which it may be subject where failure to comply might materially impair its ability to perform its obligations under any Finance Document.

20.3	Negative pledge

20.3.5	It shall not create or permit to subsist any Security Interest over any of its assets.

20.3.6	Clause 20.3.1 does not apply to any Permitted Security Interest.

20.4	Disposals

20.4.3	It shall not sell, lease, transfer or otherwise dispose of any asset, or business, undertaking or any investment of any nature.

20.4.4	Clause 20.4.1 does not apply to any disposal:

(h)	made with the prior written consent of the Agent;

(i)	under any Occupational Lease entered into in accordance with Clause 21.14 (Occupational Leases );

(j)
of obsolete assets (other than real estate) which have outlasted their useful life and which are no longer required for the efficient operation of the business of the Borrower concerned provided that the proceeds of any such disposal are credited to the Rent Account; and

(k)	of cash for purposes consistent with the Finance Documents.

20.4.5	Clause 20.4.1 does not apply to any disposal of the Property on arm’s length terms in an agreed form to a third party where:

(l)	the Agent receives five days prior written notice of the proposed disposal; and

(m)
on or prior to such disposal, the Net Disposal Proceeds of such disposal are deposited in an account notified by the Agent to the Borrower in an amount sufficient to prepay and repay the Liabilities in full.

20.5	Merger
It shall not take any steps with a view to entering into any amalgamation, demerger, merger or corporate reconstruction.

20.6	Change of business
It shall:

(a)	only conduct the business of acquiring, owning and managing the Property and any related activities;

(b)	not have any Subsidiary; and

(c)	not enter into any joint venture or partnership.

20.7	Control
The entire issued share capital of the Borrower shall, at all times, be owned legally and beneficially by the Shareholder.

20.8	Financial Indebtedness
It shall not incur any Indebtedness (including any Financial Indebtedness) other than Permitted Indebtedness.

20.9	Lending and guarantees
Save as specifically required or permitted by the Finance Documents, it shall not:

(d)	make any loans or grant any other form of credit; or

(e)	give any guarantee or indemnity.

20.10	Acquisitions
It shall not (without the prior written consent of the Agent) make any acquisition or investment.

20.11	Shares and dividends
Save for any Permitted Payments, it shall not, without the prior written consent of the Agent:

(d)	pay, make or declare any dividend or other distribution or payment of a similar kind in respect of any of its shares or otherwise;

(e)	issue any further shares or alter any rights attaching to its issued shares as at the date of this Agreement; or

(f)	redeem or purchase its own shares, its share capital premium or special reserve or provide financial assistance for any such redemption or purchase.

20.12	Constitutional documents
It shall not, without the prior written consent of the Agent, change any of its constitutional documents including:

(i)	its memorandum or articles of association;

(j)	the prospectus of Hines GREIT II Ireland Fund plc or any supplement to the prospectus relating to the Fund;

(k)	the management agreement between Hines GREIT II Ireland Fund plc and Hines Luxembourg Investment S. á r. l.;

(l)	the depositary agreement between Hines GREIT II Ireland Fund plc, Hines Luxembourg Investment S. á r. l. and the Depositary;

(m)	the administration agreement between Hines GREIT II Ireland Fund plc and Northern Trust International Fund Administration Services (Ireland) Limited,
where such change would have a prejudicial effect on the interests of the Finance Parties.

20.13	Litigation
It shall not commence court proceedings, arbitration or other legal proceedings without the consent of the Agent (such consent not to be unreasonably withheld).

20.14	VAT status

20.14.1	It shall not form or be a member of any group for VAT purposes.

20.14.2	It shall not make any supplies which are exempt for VAT purposes.

20.15	Other contracts

20.15.1	It shall not enter into any contract other than:

(a)	the Transaction Documents;

(b)	contracts required for the day to day management or administration of the Property and the Fund; or

(c)	contracts expressly permitted or required by the Finance Documents.

20.15.2	Save as otherwise expressly set out in this Agreement it shall:

(a)
perform all its obligations under each Transaction Document including paying all rent and other sums due under it (other than to the extent the same is immaterial provided that all its obligations under the Finance Documents shall be deemed to be material for the purposes of this Clause 20.15.2(a));

(b)	take all reasonable and lawful steps available to it to procure the prompt performance by the other parties of their obligations under it; and

(c)	not take any steps to, or agree to:

(i)	amend, extend, terminate, cancel, modify, rescind, release, vary or waive any terms of any Transaction Document;

(ii)	surrender, assign or otherwise dispose of any Transaction Document; nor

(iii)	a change of party to any Transaction Document,
provided in each case that:

(A)	in respect of any Occupational Lease, it is permitted to do so under Clause 21.14 (Occupational Leases );

(B)	in respect of the Asset Management Agreement, it is permitted to do so under Clause 21.15 (Asset Manager ) or the Asset Manager Duty of Care Agreement;

(C)	in respect of the Management Agreement, it is permitted to do so under Clause 21.16 (Managing Agent ) or the Managing Agent Duty of Care Agreement;

(D)	in respect of any other Transaction Document, it has received the prior written consent of the Agent.

20.16	Taxes
It shall:

(d)
maintain its tax residence solely in its jurisdiction of incorporation (provided that for the purposes of this Clause 20.16(a), the Borrower shall not be treated as a tax resident of a jurisdiction other than its jurisdiction of incorporation solely because it is disregarded for US Federal Income Tax purposes as an entity separate from Hines Global Reit II Inc);

(e)
ensure that all Taxes payable by, or assessed upon, it are paid when due except to the extent that they are contested in good faith and an adequate reserve has been set aside with respect to the unpaid Tax and payment can lawfully be withheld;

(f)	ensure that none of its latent or contingent Tax liability is triggered or realised for any reason; and

(g)	comply, within all applicable time limits, with all requirements to make, deliver or amend returns required to be made by it to any tax authority.

20.17	Bifurcation

20.17.1	Subject to Clause 20.17.2, the Finance Parties may, as between themselves:

(a)
assign, transfer, subdivide, split, sever or modify the terms of the Loan so as to cause all or any part of the Loan to be split into one or more different and separate tranches (whether or not being of equal principal amounts, having the same or different rates of interest and/or margins or otherwise); and

(b)	apportion or vary the priority of any Security Interest created by the Finance Documents as between any such tranches.

20.17.2	Any assignment, transfer, subdivision, split, severance or modification in accordance with Clause 20.17.1 shall be subject to the following:

(a)	no change in the tenor or aggregate amount of the Loan being imposed on the Borrower;

(b)	the Borrower being reimbursed for any costs or expenses reasonably incurred in relation to such assignment, transfer, subdivision, split, severance or modification; and

(c)	after any such assignment, transfer, subdivision, split, severance or modification, the Margin payable under the Loan shall be no greater than the Margin attributable to the Loan prior to the same.

21	PROPERTY UNDERTAKINGS
The Borrower gives the undertakings in this Clause 21 (Property undertakings ) which remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Repair
It shall:

(e)
keep the Property (and any of the other Charged Assets which consist of property, buildings, structures, plant, machinery or equipment) in good and substantial repair and condition (provided that, subject to Clause 21.1(c) below, it shall be under no obligation to maintain the Property at a greater standard than the condition of the Property at the Utilisation Date) and, when necessary, replace, rebuild and renew the same with items of similar quality and value; provided that to the extent that the Property is subject to an Occupational Lease which contains a tenant covenant to the effect of this Clause 21.1(a), there shall be no breach of this Clause 21.1(a) to the extent that:

(v)	it is unable to procure compliance by that tenant having used its best endeavours to do so; and

(vi)	it has no power under the relevant Occupational Leases to carry out the relevant works; and

(f)	promptly (and subject to paragraph (a) above) after being required to do so by the Agent, make good any want of repair in the Property and any fixture or fitting forming part of the Property;

(g)	within 12 months of the Utilisation Date, remedy, to the satisfaction of the Agent, the following specific water ingress issues highlighted by the HJ Lyons Report:

(viii)	the leaks to the basement level -2 retaining wall; and

(ix)	the leaks which occasionally affect the third floor roof level of the Property; and

(h)
promptly implement all commercially reasonable steps recommended to be implemented under any structural survey carried out from time to time within any time limits set out in such structural survey and shall inform the Agent when all such recommendations have been implemented in full.

21.2	Power to inspect and remedy

21.2.7	If it fails, or is considered by the Agent to have failed, at any time to comply with the obligations of Clause 21.1 (Repair ), it shall be lawful for the Agent to:

(f)	upon giving reasonable notice (save in the case of an emergency), enter the Property, with or without agents; and

(g)	carry out such works and take such steps as it may determine (acting reasonably) are necessary to remedy or rectify the failure.

21.2.8	The fees, costs and expenses of taking any such action referred to in Clause 21.2.1 will be reimbursed by the Borrower to the Agent promptly upon demand.

21.2.9	Nothing contained in this Clause 21 (Property undertakings ) shall render any Finance Party liable to account as mortgagee in possession.

21.3	Alterations
It shall not, save where required by any Occupational Lease to which it is subject or in order to comply with its obligations under Clause 21.1 (Repair):

(n)
do in or on the Charged Assets any waste, spoil or destruction, nor undertake any development on or otherwise make any alteration or addition to the Charged Assets, without the prior written consent of the Agent and, if the Agent gives consent, shall commence, carry out and complete the relevant works without delay in accordance with any conditions of consent and to the satisfaction of the Agent (acting reasonably); nor

(o)	sever, unfix or remove any of the fixtures belonging to it except for the purpose of replacing the same with new or improved models.

21.4	Pay rates, charges and taxes
It shall punctually pay and discharge and indemnify the Agent on demand against all existing and future rates, Taxes payable, charged or assessed on or in respect of the Charged Assets and/or their owner or occupier howsoever arising where it has not discharged the same when due and payable.

21.5	Valuations

21.5.5	The Agent may, at any time, require the Valuer to prepare a Valuation of the Property. The Borrower shall be liable to bear the cost of that valuation:

(a)	once in every 12 Month period from the date of this Agreement; and

(b)	where:

(i)	an Event of Default has occurred; or

(ii)	a Default has occurred as a result of that Valuation or would have occurred but for the provisions of Clause 19.3 (Rectification of breach of Loan to value covenant or Debt Yield covenant).

21.5.6
The Agent may, on two occasions between the Utilisation Date and the Repayment Date, require the Valuer to prepare a German Mortgage Lending Value (Beleihungswert) in respect of the Property, and the Borrower shall be liable to bear the cost of that valuation.

21.6	Environmental
With respect to the Property, it shall:

(h)
comply, in all material respects, with all Environmental Law and maintain all Environmental Permits and take all reasonable steps in anticipation of known or expected changes to or obligations under the same;

(i)
promptly implement, within any time period stipulated in any environmental report carried out in respect of the Property from time to time, all steps recommended to be implemented under any such environmental report (to the extent that such are required by law or are in the interests of good estate management) and notify the Agent when all such steps have been implemented in full;

(j)	inform the Agent as soon as reasonably practicable upon becoming aware of the same of any:

(iv)	Environmental Claim which has been commenced;

(v)	any contamination to the Environment which might result in an Environmental Claim; and

(vi)	any Environmental Claim which (to the best of its knowledge and belief) has been threatened against it, in each case, where the Environmental Claim might reasonably be expected, if adversely determined, to have a Material Adverse Effect; and

(k)
indemnify each Finance Party against any loss or liability which that Finance Party incurs as a result of any actual or alleged breach of any Environmental Law by any person relating to the Charged Assets.

21.7	Compulsory acquisition

21.7.3	It shall promptly notify the Agent if any government agency or authority makes an order for the compulsory purchase of any part of the Property.

21.7.4
On receipt of a notice in accordance with Clause 21.7.1, the Agent shall be entitled to require a revised Valuation of the Property (at the cost of the Borrower), which Valuation shall ignore any part of the Property the subject of that compulsory purchase provided that the Agent takes into account the proceeds of any insurance proceeds in calculating the amount of the Loan.

21.8	Planning
It shall:

(l)	comply with any conditions attached to any planning permission and comply with all agreements or undertakings under any Planning Acts; and

(m)	not make any application for any planning permission or enter into any agreements or undertakings under any Planning Acts without the prior written consent of the Agent.

21.9	Notices
It shall:

(c)	promptly notify the Agent of any notice or order (or proposal for the same) in respect of the Charged Assets (other than any immaterial note);

(d)	produce them to the Agent or the Advisers if requested by the Agent; and

(e)
promptly and at its own cost, take all reasonable and necessary steps to comply with them, or (if required by the Agent) make such representations or appeals and/or take such steps as the Agent may reasonably require.

21.10	Insurance
It shall:

(g)
at all times, effect and maintain insurance of or in connection with the Charged Assets (including any buildings, structures, plant, machinery and equipment included in or on the Charged Assets) for an amount at least equal to the full reinstatement cost (including adequate allowance for inflation, together with cover for professional fees, site clearance costs and VAT):

(i)	with a substantial and reputable insurance office or firm of underwriters acceptable at all times to the Lender having a Minimum Required Rating provided that:

(A)
if the Borrower becomes aware that the relevant insurance office or firm of underwriters ceases to meet the Minimum Required Rating but meets the Backstop Required Rating, it shall be required to find a replacement insurance office or firm of underwriters satisfying the Minimum Required Rating prior to or by the expiry date of such policy of insurance; and

(B)
if the Borrower becomes aware that the relevant insurance office or firm of underwriters ceases to meet the Backstop Required Rating, it shall be required to find a replacement insurance office or firm of underwriters satisfying the Minimum Required Rating within 15 Business Days of it becoming aware that the insurance office or firm of underwriters ceasing to meet the Backstop Required Rating;

(ii)
(in its name) with the Security Trustee as co-insured for its respective rights and interests (for and on behalf of the Finance Parties but without liability for any Finance Party to pay any premium) and named as first loss payee in respect of proceeds of insurance in excess of €100,000 (in respect of any one claim) with a requirement that all other proceeds of any insurance are payable directly to the Security Trustee; and

(iii)
against such risks and losses (including fire, storm, flood, earthquake, lightning, explosion, impact, aircraft and other aerial devices and articles dropped therefrom, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes, public liability, loss of Rent for a period of not less than 3 years (having regard to any potential increase in Rents as a result of reviews), all loss of income and business interruption cover, terrorism and all other normally insurable risks or losses or damage which a prudent company in the same business as the Borrower would insure against and any other risks as may be reasonably required by the Agent) and in such respective amounts and generally on such terms as the Agent shall from time to time reasonably require;

(h)
ensure that each policy of insurance or related correspondence contains a waiver of all rights of subrogation and a binding mortgagee provision that the insurance shall not be vitiated or avoided as against the Finance Parties in the event of or as a result of:

(vii)	any misrepresentation, act, neglect or failure to make disclosure on its part (or any tenant or other insured party other than the Finance Parties);

(viii)	any circumstances beyond the control of any insured party; or

(ix)	non‑payment of any premium due, unless the insurer first gives the Agent not less than 30 days’ prior written notice and the premium is not paid within that period;

(i)
give to the Agent such information in connection with, and copies of, the insurances as the Agent may from time to time reasonably require and shall notify the Agent of renewals, variations or cancellations of any insurances made, threatened or pending;

(j)
apply or cause the application of all monies becoming payable under any insurance in making good the loss or damage in respect of which such monies are payable or, at the request of the Agent but subject to the terms of that insurance, towards the discharge of the Liabilities provided that such application does not breach the terms of any Occupational Lease;

(k)	duly and punctually pay all premia and other monies due and payable under all insurances and promptly, at the request of the Agent, supply the Agent with evidence of such payment;

(l)	not do or permit anything to be done which may render any insurance void or voidable; and

(m)	notify the Agent promptly of any material change to any insurance and any occurrence which may result in a claim being made by it under any insurance.

21.11	Failure to comply with insurance obligations
If there is a failure to comply with any provision of this Agreement in relation to insurance, the Agent and/or its nominees may (without reference to the Lenders and without any obligation to do so) immediately effect the insurance concerned at the expense of the Borrower.

21.12	Use

21.12.3	The Property shall only be used for commercial offices in accordance with the Occupational Leases as it is being used as at the date of this Agreement.

21.12.4	Without the prior written consent of the Agent, there shall be no application for any material change of use.

21.13	Title
It shall:

(d)
exercise its rights and comply in all respects with any covenant, stipulation or obligation (restrictive or otherwise) at any time affecting the Property (save to the extent the same is immaterial); and

(e)
not agree to any amendment, supplement, waiver, surrender or release of any covenant, stipulation or obligation (restrictive or otherwise) at any time affecting the Property (save to the extent the same is immaterial).

21.14	Occupational Leases

21.14.3
It shall not, without the consent of the Agent (acting on the instructions of the Majority Lenders (acting reasonably) and provided that the Agent may withhold its consent if a Lender (or Lenders) whose Commitments exceed one third of the Facility withhold their consent as a result of failing to obtain the approval of their credit committee):

(c)	grant or agree to grant any Occupational Lease, contractual licence or right to occupy the Property (or any part) after the date of this Agreement;

(d)	agree to any amendment, variation, release, waiver, surrender, renunciation in relation to any Occupational Lease;

(e)	exercise any right of re-entry, or exercise any option or power to break, determine or extend, or commence forfeiture proceedings against any occupational tenant, in respect of any Occupational Lease;

(f)	consent to any assignment, assignation or sub-letting or sub-lease of any tenant’s interest under any Occupational Lease; nor

(g)	agree to any rent reviews, or any concession or reduction of rent, in respect of any Occupational Lease, provided that prior to a Default:

(i)	the consent of the Agent is given to:

(A)	the grant of a Permitted Lease;

(B)	a static or upwards only rent review in respect of any Occupational Lease;

(C)	the assignment of any tenant’s interest under a Permitted Lease;

(D)	the sub-letting of any tenant’s interest under an Occupational Lease;

(E)
the service of notice on any former tenant under any Occupational Lease (or any guarantor of that former tenant) which would entitle such former tenant (or any guarantor of such former tenant) to a new lease or tenancy under a Permitted Lease; and

(ii)
where under any Occupational Lease it is under any obligation not to withhold consent in a particular manner, the Agent will not withhold its consent, as provided above, where to do so would cause it to be in breach of that Occupational Lease.

21.14.4	It shall:

(d)	perform all its obligations under any Occupational Lease (save to the extent the same is immaterial);

(e)	in respect of the Rents:

(i)	promptly and efficiently get in and realise them;

(ii)	not release, exchange, compound, set-off or grant time or indulgence in respect of them; and

(iii)	not factor, discount, sell or otherwise deal with or dispose of them;

(f)	serve, duly and promptly, all notices of review of rent under the Occupational Leases;

(g)
if the Agent consents (or the consent of the Agent is not required) to the grant or sub-lease of any lease or other Occupational Lease or other document, or to any alteration or variation of the same, deliver to the Agent for retention a duly completed original or counterpart of each relevant document with evidence that the proper amount of stamp duty land tax has been paid in respect of such document; and

(h)
save to the extent to do so would not be consistent with the principles of good estate management) duly and promptly take all necessary action and (if so requested by the Agent) afford the Agent, its Advisers and any agent it may appoint all necessary assistance to enforce all covenants and obligations of any tenant or guarantor under the Occupational Leases.

21.15	Asset Manager

21.15.2	It shall not appoint any asset manager other than an Alternative Asset Manager without the consent of the Agent.

21.15.3	If:

(i)	the Asset Manager breaches the Asset Management Agreement in any material respect and any such breach continues unremedied for 14 days following notice to the Asset Manager from the Agent; or

(j)	the Asset Manager breaches the Asset Manager Duty of Care Agreement in any material respect and any such breach continues unremedied for 14 days following notice to the Asset Manager from the Agent, the Agent may require the appointment of a new asset manager in relation to the Property on terms approved by the Agent which may include the requirement that the new Managing Agent enters into a duty of care with the Agent in a form satisfactory to the Security Trustee (acting reasonably).

21.15.4	The terms of the Asset Manager Duty of Care Agreement shall provide that, if a Default is continuing, the Asset Management Agreement may be terminated.

21.15.5	There shall be no termination of the appointment of the Asset Managing Agent without the prior written consent of the Agent.

21.16	Managing Agent

21.16.3	It shall not appoint any managing agent without the consent of the Agent (which consent shall not be unreasonably withheld or delayed).

21.16.4	If:

(a)	the Managing Agent breaches the Management Agreement in any material respect and any such breach continues unremedied for 14 days following notice to the Managing Agent; or

(b)
the Managing Agent breaches the Managing Agent Duty of Care Agreement in any material respect and any such breach continues unremedied for 14 days following notice to the Managing Agent from the Agent,

the Agent may require the appointment of a new Managing Agent in relation to the Property on terms approved by the Agent (acting reasonably) which may include the requirement that the new Managing Agent enters into a duty of care with the Agent in a form satisfactory to the Security Trustee (acting reasonably).

21.16.5	The terms of the Managing Agent Duty of Care Agreement shall provide that, if a Default is continuing, the Management Agreement may be terminated.

21.16.6
There shall be no termination of the appointment of the Managing Agent without the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed provided that an alternative Managing Agent has been appointed in accordance with the terms of this Agreement).

21.16.7	The Managing Agent must have professional indemnity insurance with a limit of not less than the equivalent of six months’ Rent in respect of the Property.

21.16.8	The Borrower shall ensure that:

(a)
the Managing Agent promptly collects all Tenant Contributions (which sum shall include VAT on such amounts) to the extent the same are payable to or for the account of the Borrower by a tenant under an Occupational Lease;

(b)
pending application, the Managing Agent holds the above mentioned Tenant Contributions in a trust account in the name of that Managing Agent into which only monies representing Tenant Contributions from the Property are paid; and

(c)	those Tenant Contributions are applied for the purposes for which they were recovered.

21.17	Title deeds
It shall deposit with the Security Trustee the deeds and documents of title relating to the Property or hold the same subject to the terms of a solicitor’s undertaking acceptable to the Security Trustee.

21.18	Withholding tax
It shall ensure that all amounts of Rent may be paid to it without any withholding or deduction of Tax.

22	ACCOUNTS
The undertakings in this Clause 22 (Accounts ) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Establishment and maintenance of accounts

22.1.10	The Borrower shall, on or prior to the Utilisation Date, open and maintain the Accounts in the name of the Borrower with the designated branch of the Account Bank.

22.1.11	Each Account shall be denominated in Euro.

22.1.12
The Borrower may pay to the Account Bank transaction charges in accordance with the Account Bank’s usual practices for similar accounts as the Borrower may from time to time agree with the Account Bank. No other fee or charges shall be paid to the Account Bank in respect of the Accounts.

22.2	Payments into the Rent Account

22.2.6	The Borrower must ensure that:

(n)	all Net Rent; and

(o)	any amounts payable to it under any Hedging Arrangements,
are paid into the Rent Account.

22.3	Payments out of the Rent Account

22.3.5	The Depositary shall have sole signing rights on the Rent Account.

22.3.6
On each Interest Payment Date occurring prior to the receipt by the Depositary (with a copy to the Borrower) of notice from the Agent that the security constituted by the Security Documents has become enforceable, the Depositary (acting on the instructions of the Borrower and with the consent of the Agent) shall apply such amounts standing to the credit of the Rent Account in the following order:

(f)

(i)	firstly, in or towards payment pro rata of any fees, costs, expenses or commission due and payable but unpaid under the Finance Documents;

(ii)	secondly, payment pro rata:

(A)	to the Hedge Counterparty of any amount due but unpaid under the Hedging Arrangements (not being payments as a result of termination or closing out); and

(B)	to the Agent for the relevant Finance Parties of any accrued interest due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of:

(C)	any principal due and payable but unpaid under the Finance Documents (other than in respect of Break Costs);

(D)	any Break Costs; and

(E)	to the Hedge Counterparties of any payments due as a result of termination or closing out due but unpaid under the Hedge Agreements;

(iv)	fourthly, in or towards payment pro rata of any other sum payable to the Finance Parties but unpaid under the Finance Documents.

(g)
Provided that no Default has occurred (which is continuing), the balance standing to the credit of the Rent Account after application of sums in accordance with Clause 22.3.2(a) may be transferred to the General Account.

22.3.7
On each Interest Payment Date following the receipt by the Depositary (with a copy to the Borrower) of notice from the Agent that the security constituted by the Security Documents has become enforceable, the Agent may issue instructions to the Depositary to make any payment or transfer from the Rent Account to any account nominated by the Agent and the Borrower shall not issue any instruction to the Depositary to make any payment from the Rent Account.

22.3.8
Notwithstanding Clause 22.3.1, the Borrower may at any time apply amounts standing to the credit of the Rent Account representing VAT charged and received in respect of Rent paid to the Borrower under any Occupational Lease to the Revenue Commissioners to the extent that such amounts are due and payable.

22.4	Payments into and out of the General Account

22.4.7	The Depositary (acting on the instructions of the Borrower) shall, while no Default is continuing, have sole signing rights on the General Account.

22.4.8
While no Default is continuing, monies standing to the credit of the General Account may be applied by the Depositary (acting on the instructions of the Borrower) in or towards any purpose which is not prohibited by the Finance Documents.

22.4.9
Notwithstanding the foregoing provisions of this clause, whilst a Default is continuing, the Agent may give notice to the Depositary that no amount may be withdrawn from the General Account without the consent of the Agent. If the Agent gives such notice, the Agent shall thereafter, to the exclusion of the Borrower (unless the Agent otherwise consents), be entitled to instruct the Depositary to withdraw sums from the General Account and to operate the General Account in or towards any of the purposes for which moneys in the General Account, the Rent Account or the Cure Account may be applied.

22.5	The Cure Account

22.5.4	The Agent shall have sole signing rights on the Cure Account.

22.6	General provisions relating to the Account Bank
The Borrower may change the Account Bank to such other financial institution:

(n)	having the Backstop Required Rating and which has its designated branch in Dublin provided that it has notified the Agent of any such change; or

(o)	approved in writing by the Agent (acting reasonably),
in each case, which agrees to that appointment.

22.7	General provisions relating to the Accounts

22.7.2	The Borrower acknowledges that:

(h)	it may not open or maintain any other account other than the Accounts without the prior written consent of the Agent;

(i)
despite any other provisions to the contrary, no amount may be released or transferred from any Account if that Account is, or would as a result of such release or transfer become, overdrawn or if a Default (which is continuing) has occurred except, in each case, with the prior written consent of the Agent or to pay the Liabilities in accordance with this Agreement;

(j)
on the Repayment Date or on any Liability becoming immediately due and payable, the Borrower or the Agent, as appropriate, shall apply the balance standing to the credit of each Account in or towards payment of the Liabilities or the relevant Liability;

(k)	this Clause 22 (Accounts ) does not limit or affect its obligations to pay the Liabilities in accordance with the Finance Documents; and

(l)	the Borrower shall not transfer any money out of the General Account following a Default without the consent of the Agent.

23	EVENTS OF DEFAULT AND ACCELERATION

23.1	Non-payment
The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(p)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(q)	payment is made within 3 Business Days of its due date.

23.2	Specific obligations
The Borrower does not comply with any of Clause 3 (Purpose of the Facility ), Clause 19 (Financial covenants ), Clause 20.3 (Negative pledge ), Clause 20.4 (Disposals ), Clause 20.5 (Merger ), Clause 20.7 (Control ), Clause 20.8 (Financial Indebtedness ), Clause 20.9 (Lending and guarantees ), Clause 20.10 (Acquisitions ), Clause 20.11 (Shares and dividends ), Clause 20.14 (VAT status ), Clause 20.16 (Taxes ), Clause 21.10 (Insurance ), Clause 21.14 (Occupational Leases ) and Clause 22 (Accounts ).

23.3	Other obligations

23.3.10	A Borrower Party does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment ) and Clause 23.2 (Specific obligations )).

23.3.11
No Event of Default under Clause 23.3.1 shall occur if the failure to comply is in the opinion of the Agent (acting reasonably) capable of remedy and is remedied within ten days of the Agent giving notice to the applicable Borrower Party or, if earlier, that Borrower Party becoming aware of the failure to comply.

23.4	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is, in the reasonable opinion of the Agent, or proves to have been, incorrect or misleading in any material respect when made or deemed to be made, unless the circumstances giving rise to the misrepresentation are:

(m)	in the opinion of the Agent (acting reasonably) capable of remedy; and

(n)	remedied within ten days of the Agent giving notice to that Obligor or, if earlier, that Obligor becoming aware of the misrepresentation.

23.5	Cross Default

23.5.5	Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

23.5.6	Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes payable before its specified maturity as a result of an event of default (however described).

23.5.7	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

23.5.8	Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower payable before its specified maturity as a result of an event of default (however described).

23.5.9	No Event of Default will occur under this Clause 23.5 (Cross Default ) if:

(h)	the aggregate amount of Indebtedness or commitment for Indebtedness is less than €100,000 (or its equivalent in any other currency); or

(i)	the person to whom the Indebtedness is owed is and remains a junior creditor under the Intercreditor Deed.

23.6	Insolvency

23.6.3	The Borrower:

(p)	is unable or admits its inability to pay its debts as they fall due;

(q)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(r)	suspends or threatens to suspend making payments on any of its debts; or

(s)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

23.6.4	The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities and excluding any liability to shareholders).

23.6.5	A moratorium is declared in respect of any indebtedness of the Borrower. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default covered by that moratorium.

23.7	Insolvency proceedings

23.7.2	Any corporate action, legal proceedings or other procedure or step is taken, or notice given, in relation to:

(t)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(u)	a composition, assignment, adjustment, compromise, scheme or arrangement with any creditor of the Borrower;

(v)
the appointment of a provisional liquidator, a liquidator, receiver, administrator, administrative receiver, examiner, compulsory manager or other similar officer in respect of the Borrower or any of its assets;

(w)	the enforcement of any Security Interest over the Charged Assets; or

(x)	any analogous procedure or step is taken in any jurisdiction.

23.7.3	Clause 23.7.1 does not apply to:

(a)	any reconstruction or amalgamation whilst solvent on terms previously approved in writing by the Agent; and/or

(b)
a petition instituted against the Borrower for the winding-up of that party which the Agent agrees is frivolous or vexatious and is being diligently contested by the relevant party in good faith and is discharged within 5 Business Days of the petition being made.

23.8	Creditors’ process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower in excess of €100,000 which is not frivolous or vexatious or is not discharged within 30 days.

23.9	Cessation of business
The Borrower ceases, or threatens to cease, carrying on a substantial part of its business.

23.10	Major damage
Any part of the Property is damaged or destroyed and, taking into account the amount, timing and application of the proceeds of any insurance, the destruction or damage is not fully insured for the full reinstatement value or, if the damage or destruction results in an abatement of rent under any Occupational Lease, such abatement is not fully insured for a period of not less than three years.

23.11	Compulsory purchase
Any part of the Property is compulsorily purchased or the applicable local authority makes an order for the compulsory purchase of all or any part of the Property.

23.12	Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents.

23.13	Ranking of security
Any Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or proves to have ranked after, or loses its priority to, any other Security Interest save as contemplated by the Finance Documents.

23.14	Transaction Documents
Any Transaction Document is not, or is alleged by an Obligor not to be, binding on or enforceable against such party or effective to create any Security Interest intended or purported to be created by it.

23.15	Repudiation
A Borrower Party repudiates a Transaction Document or evidences an intention to repudiate such a Transaction Document.

23.16	Material adverse change
Any event, or series of events, occurs which in the reasonable opinion of the Majority Lenders gives rise to a Material Adverse Effect.

23.17	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Facility, upon which it shall immediately be cancelled;

(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately payable, upon which they shall become immediately payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Agent acting on the instructions of the Majority Lenders; and/or

(d)	take (or direct the Security Trustee to take) any step to enforce any Security Interest or exercise any rights of the Finance Parties under any Finance Document.

24	CHANGES TO THE FINANCE PARTIES

24.1	Assignments and transfers by the Lenders
Subject to this Clause 24 (Changes to the Finance Parties ), a Lender (the “Existing Lender”) may:

(c)	assign any of its rights; or

(d)	transfer by novation, or otherwise disposes of, any of its rights and obligations, under any Finance Document to:

(e)	any Eligible Assignee;

(f)	unless the Acceleration Date has occurred, any person who is not an Eligible Assignee with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed);

(g)	if the Acceleration Date has occurred to any person,
(the “New Lender”).

24.2	Conditions of assignment or transfer

24.2.12	Provided that unless the Acceleration Date has occurred, the Agent shall provide (where practical) at least 3 Business Days’ notice of an assignment or transfer by an Existing Lender.

24.2.13	An assignment or disposal will only be effective on:

(k)
receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Existing Lender (except to the extent agreed between the Existing Lender and the New Lender); and

(l)
performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender.

24.2.14	A transfer will only be effective if the procedures set out in Clause 24.5 (Procedure for transfer ) are complied with.

24.2.15	If:

(c)	a Lender assigns, transfers or otherwise disposes of any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(d)
as a result of circumstances existing at the date the assignment, transfer, disposal or change occurs, the Borrower would be obliged to make a payment to the New Lender or a Lender acting through its new Facility Office under Clause 12 (Tax gross up and indemnities ) or Clause 13 (Increased Costs);

then the New Lender or a Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or that Lender acting through its previous Facility Office would have been if the assignment, transfer, disposal or change had not occurred.
This Clause 24.2.4 shall not apply:

(iii)	in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility; or

(iv)	in relation to Clause 12.1 (Tax gross-up ), to a Qualifying Lender.

24.2.16
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment, transfer or disposal takes effect, pay to the Agent (for its own account) a fee of €2,000.

24.4	Limitation of responsibility of Existing Lenders

24.4.10	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(h)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(i)	the financial condition of the Borrower Parties;

(j)	the performance and observance by each Borrower Party of its obligations under the Finance Documents or any other documents; or

(k)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

24.4.11	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(m)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of any Borrower Party and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(n)
will continue to make its own independent appraisal of the creditworthiness of any Borrower Party and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.4.12	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned, transferred or disposed of to it under this Clause 24 (Changes to the Finance Parties ); or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by a Borrower Party of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

24.5.6
Subject to the above, a transfer is effected in accordance with Clause 24.5.2, when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with this Agreement and delivered in accordance with this Agreement, execute that Transfer Certificate.

24.5.7
The Agent shall only be obliged to execute a Transfer Certificate delivered to it once it is satisfied it has complied with its “know your customer” requirements pursuant to the transactions contemplated in the Finance Documents.

24.5.8	Subject to Clause 24.10 (Pro-rata interest settlement ), on the Transfer Date:

(j)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(k)
the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(l)
the Agent, the Security Trustee, the Arranger, each Hedge Counterparty, the New Lender and other Lenders shall acquire the same rights and assume the same obligations among themselves as they would have acquired and assumed had the New Lender been a Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(m)	the New Lender shall become a Party as a Lender.

24.5.9
In the event that a transfer by any of the Finance Parties of its rights and/or obligations under any of the Finance Documents occurs by way of novation, the Borrower agrees that all Security Interests and guarantees created under the Finance Documents shall be preserved for the benefit of the New Lender and the other Finance Parties.

24.6	Procedure for assignment

24.6.4
Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer ) an assignment may be effected in accordance with Clause 24.6.3 when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 24.6.2, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

24.6.5
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

24.6.6	Subject to Clause 24.10 (Pro-rata interest settlement ) on the Transfer Date:

(f)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(g)
the Existing Lender will be released by each Borrower Party and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(h)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

24.6.7
Lenders may utilise procedures other than those set out in this Clause 24.6 (Procedure for assignment ) to assign their rights under the Finance Documents (but not, without the consent of the relevant Borrower Party or unless in accordance with Clause 24.5 (Procedure for transfer ) to obtain a release by that Borrower Party from the obligations owed to that Borrower Party by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer ).

24.7	Copy of Transfer Certificate or Assignment Agreement to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

24.8	Disclosure of information
Any Finance Party may disclose to any of its Affiliates and any real estate debt fund represented by Deka Immobilien Investment GmbH and any other person:

(n)	to (or through) whom that Finance Party assigns, transfers or disposes of (or may potentially assign, transfer or dispose of) all or any of its rights and obligations under the Finance Documents;

(o)
with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents;

(p)	which is a person in whose favour that Finance Party creates a Security Interest over its rights under or in connection with the Finance Documents;

(q)	which is an internationally recognised ratings agency;

(r)	which is an agent or trustee of that Finance Party;

(s)	which is a professional adviser to that Finance Party or any person referred to in this Clause 24.8 (Disclosure of information ); or

(t)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about the Borrower and the Finance Documents as that Finance Party shall consider appropriate if, in relation to the first two items above, the person to whom the information is to be given has agreed to keep such information confidential.

24.9	Security over Lenders’ rights

24.9.5
In addition to the other rights provided to Lenders under this Agreement, each Lender may without consulting with or obtaining consent from any Borrower Party, at any time charge, assign or otherwise create Security Interests in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including without limitation:

(l)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(m)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by a Borrower Party other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

24.9.6	For the avoidance of doubt, all the Security Interests granted by the Borrower under any Security Document shall be continuing security for the payment and discharge of the Liabilities only.

24.10	Pro-rata interest settlement
If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro-rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.5 (Procedure for transfer ) or any assignment pursuant to Clause 24.6 (Procedure for assignment ) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

(j)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(iii)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(iv)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.10 (Pro-rata interest settlement ) have been payable to it on that date, but after deduction of the Accrued Amounts.

24.11	Participations
Nothing in this Agreement restricts the ability of any Lender to participate or sub-participate the Facility which it may do without the consent of any other party.

25	CHANGES TO THE BORROWER

25.1	Assignments and transfers by the Borrower
The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of the Agent (acting on the instructions of all the Lenders).

26	ROLE OF THE ADMINISTRATIVE PARTIES

26.1	Appointment of the Agent and the Security Trustee

26.1.5
Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents and, where expressly stated in any Finance Document, to act as its trustee under and in connection with the Finance Documents.

26.1.6	Each other Finance Party appoints the Security Trustee to act as its trustee in connection with the Security Documents.

26.1.7
Each other Finance Party authorises the Administrative Parties to exercise the rights, powers, authorities and discretions specifically given to them under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent and the Security Trustee

26.2.13	The duties of the Agent and the Security Trustee under the Finance Documents are solely mechanical and administrative in nature.

26.2.14
Subject to Clause 26.2.3, each of the Agent and the Security Trustee shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or Security Trustee (as applicable) for that Party by any other Party.

26.2.15	Without prejudice to Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower ), Clause 26.2.1 shall not apply to any Transfer Certificate or to any Assignment Agreement.

26.2.16
Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Trustee is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.2.17
If the Agent or the Security Trustee receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

26.2.18
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

26.3	Limitation on duties of the Administrative Parties and exclusion of fiduciary duties

26.3.10
None of the Administrative Parties shall have any duties or obligations to any person under this Agreement or the other Finance Documents except to the extent that they are expressly set out in this Agreement or the other Finance Documents.

26.3.11	Save as otherwise specifically provided in this Agreement, nothing in any Finance Document constitutes any Administrative Party as a trustee or fiduciary of any other person.

26.3.12	None of the Administrative Parties shall be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.

26.4	Duties of the Security Trustee
The Security Trustee shall:

(n)	hold the Trust Property on trust for the Finance Parties in accordance with their respective entitlements under the Finance Documents; and

(o)	deal with the Trust Property,
in accordance with this Clause 26 (Role of the Administrative Parties ) and the other provisions of the Finance Documents.

26.5	Investment of receipts
The Security Trustee may invest any monies representing or derived from the Trust Property as if it were the sole legal and beneficial owner (subject to its duties and in accordance with its responsibilities under the Finance Documents) and the Security Trustee shall not be liable for any loss so incurred save in the case of negligence or wilful misconduct by the Security Trustee.

26.6	Receipts

26.6.3
Except as expressly stated to the contrary in any Finance Document, any moneys which the Security Trustee receives or recovers and which are Trust Property shall be applied in accordance with the Finance Documents.

26.6.4
Where the same person is the Security Trustee and the Agent, it shall be sufficient compliance with this Clause 26.6 (Receipts ) for the monies concerned to be credited to the account to which the Agent remits or credits the amounts which it receives from the Borrower under this Agreement for distribution to the Lenders.

26.7	Additional trustees
If at any time thought desirable by the Security Trustee, it may appoint (and subsequently dismiss) such other persons as it may select as additional or substitute trustees under the Finance Documents. Any such additional trustee shall be entitled to and be bound by this Agreement (subject that its powers, authorities, discretions, duties and obligations shall be as determined by the Security Trustee) and references in any Finance Document to the Security Trustee in its capacity as trustee shall include a several reference to each such additional trustee. Whenever there is more than one trustee, all trustees must act jointly.

26.8	Governing law of trusts
The trusts constituted by this Agreement are governed by the laws of Ireland.

26.9	Business with the Borrower Parties
The Administrative Parties may accept deposits from, lend money to, and generally engage in any kind of banking or other business with, any of the Borrower Parties.

26.10	Rights and discretions of the Administrative Parties

26.10.6	Each Administrative Party may rely on:

(e)	any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised; and

(f)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

26.10.7	Each Administrative Party may assume (unless it has received notice to the contrary in its capacity as agent or, as the case may be, trustee for the Finance Parties) that:

(c)	no Default has occurred (unless, in the case of the Agent, it has actual knowledge of a Default arising under Clause 23.1 (Non-payment ); and

(d)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised.

26.10.8	Each Administrative Party may engage, pay for and rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

26.10.9	Each Administrative Party may act in relation to the Finance Documents and the Trust Property through its personnel and agents.

26.10.10
Each Administrative Party may on any terms it chooses (including the power to sub-delegate) delegate all of its rights, powers authorities and discretions under the Finance Documents and shall not be bound to supervise, or be in any way responsible for any loss so incurred, including by their misconduct or default save where the Administrative Party has been negligent in making any such delegation.

26.10.11
Each Administrative Party may disclose to any other party to any of the Finance Documents any information it reasonably believes it has received as agent or, as the case may be, trustee under this Agreement or any other Finance Document.

26.10.12
Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party shall be obliged to do or omit to do anything if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.10.13
The Administrative Parties may place any of the Finance Documents (and any other instruments, documents or deeds delivered under them) in any safe deposit, safe or receptacle selected by it or any bank, company (whose business includes the safe custody of documents) or any firm of lawyers and shall not be responsible for any loss so incurred save by reason of its own gross negligence or wilful misconduct.

26.10.14	No Administrative Party shall:

(a)	be bound to enquire the ownership, right, title, value or sufficiency of the Charged Assets or their priority or any Security Interest attaching to them;

(b)
be under any liability whatsoever to any of the other parties under any of the Finance Documents for any failure or delay in performance, or breach of the obligations of any of the other parties under the Finance Documents;

(c)	be under any obligations other than those for which express provision is made under this Agreement;

(d)
be under any liability to insure (or to procure the insurance of) the Charged Assets or to enquire as to the adequacy or sufficiency of any insurance. Where the Security Trustee is named on any insurance it shall not be responsible for any loss save where any Finance Party has required that information be provided to the insurers and the Security Trustee has failed to do so within 14 days; or

(e)
be under any liability for any failure to require the deposit of any document or to obtain or register any licence, consent or other authority relating to the Finance Documents or to effect any registration in respect of the Finance Documents or to take any step to ensure the effectiveness of the security contemplated by the Security Documents save in the case of gross negligence or wilful misconduct.

26.11	Majority Lenders’ instructions

26.11.9	Unless a contrary indication appears in a Finance Document, each of the Agent and the Security Trustee shall:

(a)
exercise any right, power, authority or discretion vested in it as agent or security trustee (as appropriate) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent); and

(b)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

26.11.10	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

26.11.11
The Agent and the Security Trustee may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

26.11.12
In the absence of instructions from the Majority Lenders or, if appropriate, the Lenders, the Agent and the Security Trustee may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

26.11.13	No Administrative Party is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.12	Responsibility for documentation
No Administrative Party is responsible or liable for:

(o)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Administrative Parties or any Borrower Party or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(p)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Trust Property or any other agreement, arrangement or document entered or executed in anticipation of, under or in connection with any Finance Document or the Trust Property; or

(q)
any determination as to whether any information provided or to be provided to any Finance Party is non public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.13	Exclusion of liability

26.13.6
Without limiting Clause 26.13.2, no Administrative Party will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

26.13.7
No party (other than the Administrative Party concerned) may take any proceedings against any officer, employee or agent of any Administrative Party in respect of any claim it might have against any Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 26.13 (Exclusion of liability ) subject to Clause 33 (Rights of third parties).

26.13.8
No Administrative Party will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

26.13.9	Nothing in this Agreement shall oblige the Administrative Parties to carry out:

(a)	any “know your customer” or other checks in relation to any person; or

(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party, on behalf of any Finance Party and each Finance Party confirms to the Agent, the Security Trustee and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Trustee or the Arranger.

26.14	Lenders’ indemnity to the Administrative Parties

26.14.3
Each Lender shall (in proportion to its participation in the Loan or, if the Loan has not been made, in proportion to its Commitment) indemnify the Administrative Parties and every Receiver, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the Administrative Party’s or Receiver’s gross negligence or wilful misconduct) in acting in its capacity as Administrative Party or Receiver (unless the relevant Administrative Party or Receiver has been reimbursed by the Borrower pursuant to a Finance Document).

26.14.4	The Borrower shall promptly reimburse on demand each Lender for any payment made by it under Clause 26.14.1.

26.15	Resignation of the Administrative Parties

26.15.3	An Administrative Party may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

26.15.4
Alternatively, an Administrative Party may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Administrative Party.

26.15.5
If the Majority Lenders have not appointed a successor Administrative Party in accordance with Clause 26.15.2 within 30 days after notice of resignation was given, the retiring Administrative Party (after consultation with the other Finance Parties and the Borrower) may appoint a successor Administrative Party (acting through an office in the United Kingdom).

26.15.6
The retiring Administrative Party shall, at its own cost, make available to the successor Administrative Party such documents and records and provide such assistance as the successor Administrative Party may reasonably request for the purposes of performing its functions as Administrative Party under the Finance Documents.

26.15.7	The Administrative Party’s resignation notice shall only take effect upon:

(c)	the appointment of a successor; and

(d)	(in the case of the Security Trustee) the transfer of the Trust Property to that successor.

26.15.8
Upon the appointment of a successor, the retiring Administrative Party shall be discharged from any further obligation in respect of the Finance Documents (other than its obligation under Clause 26.15.4) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent ), Clause 14.4 (Indemnity to the Security Trustee ) and this Clause 26 (Role of the Administrative Parties ) (and any fees for the account of the retiring Administrative Party shall cease to accrue from (and shall be payable on) that date). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party.

26.15.9
After consultation with the Borrower, the Majority Lenders may, by notice to the Administrative Party, require it to resign in accordance with the preceding provisions. In this event, the Administrative Party shall resign in accordance with those provisions.

26.15.10
The Agent shall resign in accordance with paragraph 26.15.2 above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph 26.15.3 above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)
the Agent fails to respond to a request under clause 12.8 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)
the information supplied by the Agent pursuant to clause 12.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

26.16	Confidentiality

26.16.1
In acting as agent or trustee for the Finance Parties, the Administrative Parties shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

26.16.2
If information is received by a division or department of the Administrative Parties other than that division or department responsible for complying with the obligations assumed by the Administrative Parties under the Finance Documents, that information may be treated as confidential to that division or department and the Administrative Parties shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any party.

26.16.3
Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to disclose to any other person any confidential or other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty.

26.16.4	Notwithstanding any other provision of this Clause 26.17 (Relationship with the Lenders ) the Arranger may:

(c)	make any press, public or other marketing or media announcement;

(d)	commission a tombstone; and/or

(e)
refer to the Facility in its own marketing material by including references to any Borrower Party, their logos, the Property, this Agreement, the amount of the Facility, the Utilisation Date and pictures of the Property, in each case in relation to the financing of the Property and/or the Borrower.

26.16.5	The Arranger and the Borrower shall agree the wording of any announcement or any tombstone made pursuant to Clause 26.16.4(a) and Clause 26.16.4(b).

26.17	Relationship with the Lenders

26.17.1
Subject to Clause 24.10 (Pro-rata interest settlement ), the Administrative Parties may treat each Lender as a Lender, entitled to or liable for any payments under any Finance Document and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with this Agreement.

26.17.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost.

26.17.3
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.5 (Electronic communication )) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 31.2 (Addresses ) and Clause 31.5(a)(ii) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.18	Credit appraisal by the Lenders
Without affecting the responsibility of any Borrower Party for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Administrative Parties that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(d)	the financial condition, status and nature of any Borrower Party;

(e)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Trust Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Trust Property;

(f)
whether that Lender has recourse, and the nature and extent of that recourse, against any party to any of the Finance Documents or any of its assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(g)
the adequacy, accuracy and/or completeness of any information provided by any Administrative Party, any party to any of any Finance Document or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(h)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Assets, the priority of the Security Interests created by the Security Documents or the existence of any Security Interests affecting the Charged Assets.

26.19	Reference Banks
The Agent shall (if so instructed by the Majority Lenders and in consultation with the Borrower) replace a Reference Bank with another bank or financial institution.

26.20	Administrative Parties’ management time

(a)
Any amount payable to an Administrative Party under Clause 14.3 (Indemnity to the Agent ), Clause 14.4 (Indemnity to the Security Trustee ), Clause 16 (Costs and Expenses ) and Clause 26.14 (Lenders’ indemnity to the Administrative Parties ) shall include the cost of utilising that Administrative Party’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as that Administrative Party may notify to the Borrower and the other Finance Parties, and is in addition to any fee paid or payable to under Clause 11 (Fees)).

(b)	In the event of:

(i)	a Default; or

(ii)	the Security Trustee considering it necessary or expedient; or

(iii)
the Security Trustee being requested by the Borrower or the Majority Lenders to undertake duties which the Security Trustee and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Trustee under the Finance Documents; or

(iv)	the Security Trustee and the Borrower agreeing that it is otherwise appropriate in the circumstances, the Borrower shall pay to the Security Trustee any additional remuneration (together with any applicable VAT) that may be agreed between them or determined pursuant to Clause 26.20(c).

(c)
If the Security Trustee and the Borrower fail to agree upon the nature of the duties or upon any additional remuneration referred to in Clause 26.20(b), that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Trustee and approved by the Borrower or, failing approval, nominated (on the application of the Security Trustee) by the President for the time being of the Law Society of Ireland (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

26.21	Deduction from amounts payable by the Agent
If any party to any of the Finance Documents owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that party shall be regarded as having received any amount so deducted.

26.22	Powers supplemental to Trustee Acts
The rights, powers, authorities and discretions given to the Security Trustee under or in connection with the Finance Documents shall be supplemental to the Trustee Acts 1888 to 1931 and in addition to any which may be vested in the Security Trustee by general law or regulation or otherwise.

26.23	Disapplication of Trustee Acts
Where there are any inconsistencies between the Trustee Acts 1888 to 1931 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation.

27	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:

(f)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(g)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(h)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from a Borrower Party other than in accordance with Clause 29 (Payment mechanics ) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(e)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(f)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics ), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(g)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery, less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 26.6 (Receipts ).

28.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Borrower Party and shall distribute it among the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 26.6 (Receipts ) towards the obligations of that Borrower Party to the Sharing Finance Parties.

28.3	Recovering Finance Party’s rights
On a distribution by the Agent under Clause 28.2 (Redistribution of payments ), of a payment received by a Recovering Finance Party from a Borrower Party and the Recovering Finance Party, an amount of the Recovered amount equal to the Sharing Payment will be treated as not having been paid by that Borrower Party.

28.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(k)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(l)	as between the relevant Borrower Party and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Borrower Party.

28.5	Exceptions

28.5.7
Clause 28 (Sharing among the Finance Parties ) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 28 (Sharing among the Finance Parties ), have a valid and enforceable claim against the relevant Borrower Party.

28.5.8
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(h)	it notified that other Finance Party of the legal or arbitration proceedings; and

(i)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29	PAYMENT MECHANICS

29.1	Payments to the Agent

29.1.8
On each date on which a Borrower Party or a Finance Party is required to make a Euro payment under a Finance Document, that Borrower Party or that Finance Party shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in Sterling in the place of payment.

29.1.9
Unless a Finance Document specifies otherwise, all payments under the Finance Documents must be made to the Agent at such bank and account as specified under its name in the execution pages of this Agreement or as the Agent may otherwise specify.

29.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject as provided below, be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in London or, in the case of the Loan, to such account of such person as may be specified in the relevant Utilisation Request.

29.3	Distributions to the Borrower
The Agent may (with the consent of the Borrower or in accordance with this Agreement) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from any party under the Finance Documents.

29.4	Clawback

29.4.9
Where a sum is to be paid to the Agent under the Finance Documents for another party to the Finance Documents, the Agent is not obliged to pay that sum to that other party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

29.4.10
If the Agent pays an amount to another party to the Finance Documents and it proves to be the case that the Agent had not actually received that amount, then the party to which that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	No set-off by the Borrower
All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off, deduction or counterclaim.

29.6	Business Day
Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

29.7	Application of receipts

29.7.15
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents (or the provisions of this Clause 29.7 (Application of receipts ) are otherwise expressed to apply), the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any fees, costs, expenses or commission due and payable but unpaid under the Finance Documents;

(ii)	secondly, payment pro rata:

(A)	to the Hedge Counterparty of any amount due but unpaid under the Hedging Arrangements (not being payments as a result of termination or closing out); and

(B)	to the relevant Finance Parties of any accrued interest due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of:

(A)	any principal due and payable but unpaid under the Finance Documents (other than in respect of Break Costs);

(B)	any Break Costs; and

(C)	to the Hedge Counterparties of any payments due as a result of termination or closing out due but unpaid under the Hedge Agreements;

(iv)	fourthly, in or towards payment pro rata of any other sum payable to the Finance Parties but unpaid under the Finance Documents.

29.7.16	The Agent shall, if so directed by the Majority Lenders, vary the order set out above.

29.7.17	Any application in accordance with this Clause 29.7 (Application of receipts ) will override any appropriation made by any Borrower Party.

29.8	Change of currency

29.8.14	Unless otherwise prohibited by law, if more than one currency or currency unit is at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(d)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(e)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

29.8.15
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the European interbank market and otherwise to reflect the change in currency.

29.9	Right of refusal
The Borrower acknowledges that the Agent is to be satisfied that any funds used or to be used (directly or indirectly) to achieve any payment under the Finance Documents originates from a source which complies with all money laundering and “know your customer” rules and regulations. The Agent shall be entitled to refuse any such payment, prepayment or cancellation if not so satisfied but shall inform the Borrower as soon as practically possible.

30	SET-OFF
A Finance Party may set off any matured obligations due from the Borrower under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31	NOTICES

31.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(e)	in the case of a person which is a Party on the date of this Agreement, that identified with its name below;

(f)	in the case where a person becomes a Party after the date of this Agreement, that notified in writing to the Agent on or prior to the date on which that person becomes a Party, or any substitute address, fax number or department or officer as the Party may notify the Agent (or the Agent may notify the other Parties if the change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery

31.3.3	Any communication or document made or delivered by one person to another person in connection with the Finance Documents will only be effective:

(p)	if by way of fax, when received in legible form; or

(q)	if by way of letter, when it has been left at the relevant address or two Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses ), if addressed to that department or officer.

31.3.4
Any notice or communication to be made or delivered to the Agent or the Security Trustee shall be effective when actually received by the Agent or the Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Trustee’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

31.3.5	All notices from or to the Borrower shall be sent through the Agent.

31.3.6
Any communication or document which becomes effective, in accordance with Clause 31.3.1 to Clause 31.3.2, after 5.00 pm in the place of receipt shall be deemed only to become effective on the following day.

31.4	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number in accordance with this Agreement, the Agent shall notify the other Parties.

31.5	Electronic communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(v)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(vi)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)
Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with Clause 31.5(b), after 5.00 pm in the place of receipt shall be deemed only to become effective on the following day.

31.6	English language

31.6.16	Any notice given under or in connection with any Finance Document must be in English.

31.6.17	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32	CALCULATIONS AND CERTIFICATES

32.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and determinations
Any certificate or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and will be calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the European interbank market differs, in accordance with that market practice.

33	RIGHTS OF THIRD PARTIES

33.1.7	Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce a provision of this Agreement.

33.1.8	The parties may (if they agree) rescind or vary this Agreement without the consent of a third party to whom an express right to enforce any of its terms has been provided.

34	AMENDMENTS AND DECISIONS

34.1	Required consent

34.1.5
Except as provided in this Clause 34 (Amendments and decisions ), any term of the Finance Documents may be amended, supplemented, modified or waived by the Borrower only with the consent of the Majority Lenders.

34.1.6	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34 (Amendments and decisions ).

34.2	Exceptions
An amendment, waiver or (in the case of a Security Document) a consent of, or in relation to, any term of any Finance Document which has the effect of changing or which relates to:

(d)	the definition of Majority Lenders;

(e)	an extension of the date for payment of any amount due under the Finance Documents;

(f)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(g)	an increase in any Commitment or an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments rateably under the relevant Facility;

(h)	a change to the Borrower other than in accordance with the terms of the Finance Documents;

(i)	any provision which expressly requires the consent of all the Lenders; and

(j)
Clause 2.2 (Rights and obligations of the Finance Parties ), Clause 24 (Changes to the Finance Parties ) or this Clause 34 (Amendments and decisions ), Clause 39.1 (Governing law ) or Clause 39.2 (Jurisdiction of Irish courts );

(k)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of, or:

(i)	the Charged Assets; or

(ii)
the manner in which the proceeds of enforcement of any Security Interest created by a Security Document are distributed (except in the case of Clause 34.2(h)(i), insofar as it relates to a sale or disposal of a Charged Asset where such sale or disposal is expressly permitted under this Agreement or any other Finance Document; or

(l)	a sale or disposal of a Charged Asset where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made, or given without the prior consent of all the Lenders.

34.3	No amendment or waiver
No amendment or waiver relating to the rights or obligations of any Administrative Party may be effected without the consent of that Administrative Party.

35	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of the Finance Parties shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedies provided by law.

37	DISCLOSURE TO SECURITIES EXCHANGE COMMISSION
Nothing in this Agreement shall prevent the Borrower, the Shareholder or any of their Affiliates from disclosing without consent from any Finance Party such information as it may be required to provide to any regulatory or other governing authority to which it is subject including, but not limited, to United States Securities Exchange Commission.

38	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39	LAW AND JURISDICTION

39.1	Governing law
This Agreement and any non-contractual obligations arising out of or in relation to this Agreement shall be governed by the laws of Ireland.

39.2	Jurisdiction of Irish courts

39.2.11
The courts of Ireland have exclusive jurisdiction to settle any dispute, including, without limitation, disputes relating to any non-contractual obligations, arising out of or in connection with this Agreement (a “Dispute”).

39.2.12	The Parties agree that the courts of Ireland are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

39.2.13
This Clause 39.2 (Jurisdiction of Irish courts ) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
Original Parties

Lender	Commitment (€)
DekaBank Deutsche Girozentrale	€55,200,000

Schedule 2
Conditions precedent
Corporate documentation

1.	A copy of the constitutional documents of each Obligor.

2.	A copy of a resolution of the board of directors of each Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

3.
A specimen of the signature of each person authorised on behalf of an Obligor to enter into or witness the entry into of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.	A certificate of an authorised signatory of the Borrower:

(a)	confirming that utilising the Total Commitments in full would not breach any limit binding on it; and

(b)	certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

5.	All documentation required by the Agent for the purpose of any customer due diligence and anti-money laundering requirements.

6.	A structure chart setting out the ownership of the Borrower, the Shareholder and the Property.

7.	Evidence that the agent of the Shareholder under the Finance Documents for service of process in Ireland has accepted its appointment.

8.	Corporate due diligence report from Ernst & Young to include details of the tax structure of the Borrower and the Property.
Financial information

9.	Up to date financial information for the Borrower and the Shareholder, to include a pro-forma opening balance sheet of the Borrower and the Shareholder’s balance sheet.
Valuation and survey

10.	A Valuation be dated no more than 30 days prior to drawdown confirming:

(a)	the Market Value of the Property on a full cost basis, of no less than €92,000,000;

(b)	the current contracted rental income of the Property is no less than €5,624,889 per annum;

(c)	The current market rent of the Property;

(d)	The day one yield and exit yield at loan maturity; and

(e)	the vacant possession value of the Property,
and to include a measured survey of at least two floors at the Property to include the 4th Floor.

11.
A building survey (to include a satisfactory environmental survey / audit and confirmation of reinstatement cost) prepared by Henry J Lyons of the Property addressed to the Agent via an acceptable letter of reliance.

Insurance

12.	Evidence that the insurance cover in force in respect of the Property complies with the terms of this Agreement.
Property

13.	All title documents relating to the Borrower's interest in the Property.

14.	Copies of all Occupational Leases.

15.	The Certificate of Title from William Fry.

16.	An overview report from Matheson on the Certificate of Title.

17.	Evidence that all Security Interests (other than the Security Agreement) affecting the Borrower's interest in the Property have been, or will be, discharged by the Utilisation Date.

18.	Copy of CG50 clearance certificate.

19.	Confirmation that stamp duty has been or will be paid by the Borrower in respect of its acquisition of the Property.
Security and other Finance Documents

20.	The Borrower’s Security Agreement duly executed by the Borrower.

21.	The Shareholder's Security Agreement duly executed by the Shareholder.

22.	The Account Control Agreement duly executed by the Borrower, the Account Bank and the Depositary.

23.	A Form 52 duly executed by the Borrower.

24.	Evidence that the 2002 ISDA Master Agreement and Schedule thereto between the Borrower and the Original Hedge Counterparty have been executed by the Borrower.

25.	A stock transfer form for the entire issued share capital in the Borrower and all deliverables required in connection with the Shareholder's Security Agreement.

26.	A notice to each occupational tenant substantially in the relevant form set out in the Borrower’s Security Agreement.
Managing Agent and Asset Manager

27.	A copy of the Management Agreement, to include evidence that it complies with Clause 21.16 (Managing Agent).

28.	The Managing Agent Duty of Care Agreement duly executed.

29.	A copy of the Asset Management Agreement, to include evidence that it complies with Clause 21.15 (Asset Manager).

30.	The Asset Manager Duty of Care Agreement duly executed.
Searches

31.	Companies Registration Office, Judgments and Petitions and Winding-up searches against the Borrower.

32.	Registry of Deeds / Land Registry searches against the Property.

33.	Appropriate searches against the Shareholder.
Tax

34.	Tax number for the Borrower.

35.	Original Lender’s confirmation that it is entitled to the benefits of the US-Germany tax treaty.

36.	Form W-8BEN-E (which confirms the Original Lender’s status for US withholding tax purposes).
Legal opinions

37.	A legal opinion of Matheson addressed to the Finance Parties in respect of the Irish law Finance Documents.

38.	A legal opinion of Hines in-house counsel addressed to the Finance Parties in respect of the Shareholder’s entry into the Finance Documents to which it is a party.
Other documents and evidence

39.	Evidence that the promissory note from the Borrower to the SPV (endorsed to the Shareholder) has been cancelled.

40.	Evidence of the payment of all outstanding fees under this Agreement, including the arrangement fee and any outstanding fees of Matheson and the Valuer.

41.
A copy of any other authorisation or other document, opinion or assurance which the Agent has notified the Company before the Utilisation Date is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

Schedule 3
Utilisation Request
[On Borrower’s Letterhead]

To:	DEKABANK DEUTSCHE GIROZENTRALE (“Agent”)

From:	XXXX
Date: [●]
Dear Sirs
[●] - up to €55,200,000 Facility between us dated [●] (the “Agreement”)
We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement shall bear the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

(a)	We wish to borrow the Loan on the following terms:

(i)	Proposed Utilisation Date: [●]

(ii)	Amount: [●]

(iii)	Payment instructions: [Details of account for payment]

(b)	We authorise and request you to deduct from the Utilisation:

(i)	all fees costs and expenses due to or incurred by any Finance Party under the Agreement, being the sum of €[●];

(ii)	the Agent’s lawyers’ fees and expenses, being the sum of €[●];

(iii)	the Agent’s Valuer’s fees, being the sum of €[●]; and

(iv)	Land Registry fees, being the sum of €[●].

(c)
We confirm that each condition precedent delivered in accordance with Schedule 2 (Conditions precedent ) of the Agreement is satisfied on the date of this Utilisation Request or will be satisfied on the proposed Utilisation Date.

(d)	This Utilisation Request is irrevocable.
Yours faithfully

Authorised signatory for
[●]

Schedule 4
Form of Transfer Certificate

To:	DEKABANK DEUTSCHE GIROZENTRALE as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Date: [●]
[●] – up to €55,200,000 Facility Agreement dated [●] (the “Agreement”)

2
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

3	We refer to Clause 24.5 (Procedure for transfer) of the Agreement.

4
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 24.5 (Procedure for transfer) of the Agreement, all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participation in the Loan under the Agreement as specified in the Schedule.

5	The proposed Transfer Date is [●].

6	The facility office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) of the Agreement are set out in the Schedule.

7	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 24.4.3 of the Agreement.

8	The New Lender confirms, for the benefit of the Agent and without liability to any Borrower Party, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

9	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

10	This Transfer Certificate [and any non-contractual obligations arising out of or in connection with it][is/are] governed by the laws of Ireland.

11	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE
Commitment/Rights and obligations to be transferred
[Insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]
[Existing Lender]        [New Lender]
By:    By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [●].
DEKABANK DEUTSCHE GIROZENTRALE
By:

Schedule 5
Form of Assignment Agreement

To:	DEKABANK DEUTSCHE GIROZENTRALE as Agent, DEKABANK DEUTSCHE GIROZENTRALE as Security Trustee and XXXX as Borrower

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)
Date: [●]
XXXX - up to XXXXX Facility Agreement
dated [●] (the “Agreement”)

12
We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

13	We refer to Clause 24.6 (Procedure for assignment) of the Agreement:

(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in the Loan under the Agreement as specified in the Schedule.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in the Loan under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b).

14	The proposed Transfer Date is [●].

15	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

16	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) of the Agreement are set out in the Schedule.

17	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 24.4.3 of the Agreement.

18	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

19
This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

20	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

21	This Assignment Agreement [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by the laws of Ireland.

22	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Commitment/Rights to be Assigned and Obligations to be Transferred by Assignment, Release and Accession
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By: [●]	By: [●]

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [●].
Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

DEKABANK DEUTSCHE GIROZENTRALE
By:

Schedule 6
Form of Hedge Counterparty Accession Agreement

To:    DekaBank Deutsche Girozentrale (as Agent)
From:    [ADDITIONAL COUNTERPARTY]
Date:    [          ]
[BORROWER] – €[AMOUNT] Credit Agreement
dated [ ], (the Agreement)
We refer to the Agreement. This is a Hedge Counterparty Accession Agreement.
We, [ADDITIONAL COUNTERPARTY], agree to become an Additional Counterparty and to be bound by the terms of the Agreement as an Additional Counterparty.
This Counterparty Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of Ireland.
[ADDITIONAL COUNTERPARTY]
By:
DEKABANK DEUTSCHE GIROZENTRALE
By:

Schedule 7
Form of Compliance Certificate

To:	DEKABANK DEUTSCHE GIROZENTRALE as Agent

Dated:    [●]
Dear Sirs
XXXX - up to €55,200,000 Facility Agreement dated [●] (the “Agreement”)

23
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

24	We confirm that:
[●] [Insert details of Financial Covenants and whether the Borrower is in compliance with those covenants].

25	We confirm that no Default is continuing.

Signed: ……………………………………
Director of
[●]

Schedule 8
Legitimation Assessment
Darlehenskonto-Nr.: ………………
Account No.

Legitimation der/ des Darlehensnehmer/s gemäß § 154 Abgabenordnung (AO)
Legitimation assessment regarding the German § 154 Abgabenordnung

Angaben der zu identifizierenden Person / en
Information about the person who is being identified

Name                            Geburtsname
Name                            Maiden Name

Vornamen                        Geburtsdatum
First Name                        Date of Birth

Straße/ Haus-Nr.                    Geburtsort
Address (Street and No.)                Place of Birth

PLZ / Ort                        Staatsangehörigkeit
ZIP Code / City                        Nationality

Art des Ausweises                    Ausstellungsdatum
Form of Identification                    Date of Issue

Ausweis-Nr.                        Sonstige Vermerke
Identification No.                    Other Issues

Ausstellungsbehörde
Issuing Office/Authority

Unterschrift der zu identifizierenden Person / en
Signature of the person who is being identified

(Unterschrift ist in Gegenwart des diese Legitimationsprüfung Durchführenden vorzunehmen)
(The Signature is to be made in the presence of the witness)

Identitätsfeststellung
Identification

Hiermit bestätigen wir die angegebenen persönlichen Daten sowie die Unterschrift des/der Darlehensnehmer/s. Der genannte Ausweis hat uns vorgelegen.
(Herewith we are confirming the personal details and the identification of the identified person. The Passport has to be available)

Name / Firma /                         Ort, Datum / Stempel/ Unterschrift
Name / Company                    place, date / stamp / signature

Eine Kopie des Ausweises ist dieser Identitätsfestellung beigefügt          Ja/nein
Attach a copy of the passport                              Yes / no

EXECUTION PAGE

Agent Signed by DEKABANK DEUTSCHE GIROZENTRALE acting by	) /s/ Sahrhage Andrea Hotz
Address for notices:	Real Estate Lending Europe Transaction Management 76 01 01 - 10 Mainzer Landstraße 16 60325 Frankfurt am Main
Fax:	49 69 7147 2875
Att:	Andrea Hotz & Ursula Sahrhage
Acc. No.:	To be advised from time to time
Sort code:	To be advised from time to time
Original Lender Signed by DEKABANK DEUTSCHE GIROZENTRALE acting by	) /s/ Sahrhage Andrea Hotz
Address for notices:	Real Estate Lending Europe Transaction Management 76 01 01 - 10 Mainzer Landstraße 16 60325 Frankfurt am Main
Fax:	49 69 7147 2875
Att:	Andrea Hotz & Ursula Sahrhage

Arranger Signed by DEKABANK DEUTSCHE GIROZENTRALE acting by	) /s/ Sahrhage Andrea Hotz
Address for notices:	Real Estate Lending Europe Transaction Management 76 01 01 - 10 Mainzer Landstraße 16 60325 Frankfurt am Main
Fax:	49 69 7147 2875
Att:	Andrea Hotz & Ursula Sahrhage

Security Trustee Signed by DEKABANK DEUTSCHE GIROZENTRALE acting by	) /s/ Sahrhage Andrea Hotz
Address for notices:	Real Estate Lending Europe Transaction Management 76 01 01 - 10 Mainzer Landstraße 16 60325 Frankfurt am Main
Fax:	49 69 7147 2875
Att:	Andrea Hotz & Ursula Sahrhage

Original Hedge Counterparty Signed by DEKABANK DEUTSCHE GIROZENTRALE acting by	) /s/ Sahrhage Andrea Hotz
Address for notices:	Real Estate Lending Europe Transaction Management 76 01 01 - 10 Mainzer Landstraße 16 60325 Frankfurt am Main
Fax:	49 69 7147 2875
Att:	Andrea Hotz & Ursula Sahrhage

Borrower Signed by HINES GREIT II IRELAND FUND PLC, acting for and on behalf of its sub-fund HINES GREIT II BISHOP FUND acting by	) /s/ Brian Moran________
Address for notices :	George’s Court, 54-62 Townsend Street, Dublin 2, Ireland
Fax:	353-1-7999931
Att:	Brian Moran